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                         INTERLINQ SOFTWARE CORPORATION

                         FAIRNESS OPINION DOCUMENTATION

                                DECEMBER 29, 1998


                               BROADVIEW INT'L LLC


Tokyo          Silicon Valley         New York       Boston               London

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                         INTERLINQ SOFTWARE CORPORATION
                         FAIRNESS OPINION DOCUMENTATION


                                Table of Contents

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        Fairness Opinion Letter                                         1

        Valuation Considerations                                        2

        Summary Explanation of Valuation Methodology                    3

        Valuation Analysis                                              4
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[LETTERHEAD FOR BROADVIEW]

                                                               December 29, 1998

                                                                    CONFIDENTIAL

Board of Directors
Interlinq Software Corporation
11980 NE 24th Street
Bellevue, WA 98005


Dear Members of the Board:

We understand that Interlinq Software Corporation, a Washington corporation ("Interlinq" or the "Company"), and Terlin, Inc. ("Terlin" or "MergerCo"), a Washington corporation, propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which MergerCo will be merged (the "Merger") with and into the Company (the Company, following the Merger, is referred to herein as the "Surviving Corporation"). Pursuant to the Merger, each outstanding share of common stock of the Company ("Common Stock") will be converted, at the option of the holder thereof, into the right either to receive $9.25 cash or to retain one share of Common Stock (in the form of common stock of the Surviving Corporation); provided, however, that such elections by Interlinq shareholders to receive cash or retain Surviving Corporation common stock shall be adjusted on a pro-rata basis in accordance with the Agreement to provide for the retention by Interlinq shareholders of 1.25 million shares of Surviving Corporation common stock in the aggregate, representing approximately 36.7% of the common stock of the Surviving Corporation outstanding immediately subsequent to the Merger. The aggregate amount of cash to be received, and Surviving Corporation common stock to be retained, by Interlinq shareholders in the Merger is collectively referred to herein as the "Consideration." Based on our discussions with Terlin management, we also understand that, in connection with the Merger, options and warrants to purchase Surviving Corporation common stock may be issued which, if and when exercised, would reduce Interlinq shareholders' percentage ownership of Surviving Corporation common stock by approximately 23.7% (on a fully diluted basis).

The common stock of the Surviving Corporation may not be listed on the Nasdaq National Market or on any stock exchange following the Merger. The Merger is intended to be accounted for as a Leveraged Recapitalization under Generally

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Accepted Accounting Principles. The terms and conditions of the above described
Merger are more fully detailed in the Agreement.

You have requested our opinion as to whether the Consideration to be received by Interlinq shareholders in the Merger is fair, from a financial point of view, to Interlinq shareholders (other than Terlin and its affiliates).

Broadview International LLC focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We have been engaged for the purpose of rendering an opinion in connection with the Merger and will receive a fee upon the delivery of this opinion. We have not, however, in the course of our representation of the Company, been asked to consider, and this opinion does not address, the relative merits of the Merger as compared to other potential business strategies which the Company could pursue.

In rendering our opinion, we have, among other things:

1.) reviewed the terms of the draft Agreement furnished to us by Terlin's legal counsel on December 23, 1998, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed except for the cash offer price. We have assumed, with your permission (and this opinion is being rendered based on this assumption), a cash offer price of $9.25;

2.) reviewed Interlinq's Form 10-K for the fiscal year ended June 30, 1998, including the audited financial statements included therein, and Interlinq's Form 10-Q for its quarterly period ended September 30, 1998, including the unaudited financial statements included therein;

3.) reviewed certain internal financial and operating information relating to Interlinq prepared and provided to us by Interlinq management, including financial projections through June 30, 2004 for Interlinq (which assume the Merger does not occur) as well as certain pro forma effects on the Company's capital structure after giving effect to the Merger;

4.) participated in discussions with Interlinq management concerning the operations, business strategy, current financial performance and prospects for Interlinq;

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5.)   discussed with Interlinq management its view of the strategic rationale for the Merger;

6.) discussed with Terlin management its view of the strategic rationale for the Merger;

7.) discussed with Terlin management the pro forma capital structure for the Company;

8.) analyzed the anticipated effect of the Merger on the future financial performance of the Company;

9.) reviewed the recent reported closing prices and trading activity for Interlinq Common Stock;

10.) compared certain aspects of the financial performance of Interlinq with public companies we deemed comparable;

11.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

12.)  reviewed recent equity research analyst reports covering Interlinq;

13.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or otherwise disclosed to us. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Interlinq as to the future performance of Interlinq, including the pro forma financial impact of the Merger on the Company. We have also relied on information provided by Terlin management regarding the pro forma capitalization of the Company assuming consummation of the Merger. We have neither made nor obtained an independent appraisal or valuation of any of Interlinq's assets.

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Based upon and subject to the foregoing, we are of the opinion that the
Consideration to be received by Interlinq shareholders in the Merger is fair, from a financial point of view, to Interlinq shareholders (other than Terlin and its affiliates).

The foregoing opinion relates to the aggregate consideration to be received by Interlinq shareholders in the Merger, and no opinion is rendered herein with respect to the allocation of the Consideration among Interlinq shareholders. Such allocation is to be determined by elections made by Interlinq shareholders as to whether to receive cash consideration or to retain Surviving Corporation common stock, subject to adjustment in accordance with the terms of the Agreement.

For purposes of this opinion, we have assumed that Interlinq is not currently involved in any material transaction other than the Merger and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion. We express no opinion as to the price at which Interlinq Common Stock or common stock of the Surviving Corporation will trade at any time.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Interlinq in connection with its consideration of the Merger and does not constitute a recommendation to any Interlinq shareholder as to how such shareholder should vote on the proposed Merger or as to whether any shareholder should elect to retain shares in the Surviving Corporation. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview International LLC hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement/Prospectus to be distributed to Interlinq shareholders in connection with the Merger.

                                        Sincerely,

                                        /s/ BROADVIEW INTERNATIONAL LLC

                                        Broadview International LLC

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                                                                    CONFIDENTIAL

                 INTERLINQ SOFTWARE CORPORATION FAIRNESS OPINION
                            VALUATION CONSIDERATIONS

In reviewing the business of Interlinq Software Corporation ("Interlinq" or the "Company"), along with the current activity within the Information Technology ("IT") industry, we have identified the following factors, which, among others, may have a material impact on valuation.

FACTORS POSITIVELY AFFECTING THE VALUE OF INTERLINQ

ESTABLISHED POSITION IN THE MORTGAGE LOAN PRODUCTION SYSTEM MARKET - Founded in 1982, Interlinq is a leading developer, marketer, and supporter of PC-based software products for the mortgage lending industry. The Company's primary offering, the MortgageWare Enterprise suite of products, enables lending institutions to manage the entire life cycle of a mortgage loan. An October 1998 SSP/RES Research survey of lending institutions shows that the Company has claimed a market leading 22% share of the mortgage loan production system market, with the next closest competitor claiming a 11% share.

SIZABLE CUSTOMER BASE - Interlinq's customers are geographically diverse and comprise a wide range of sizes and types of financial institutions. According to management, the Company's MortgageWare installed base includes approximately 2,000 institutions with 7,000 sites in 50 states plus Puerto Rico, Guam, and the U.S. Virgin Islands. Further, the installed base is comprised of approximately 750 mortgage brokers and bankers, 650 banks, 500 credit unions, and 100 savings institutions.

STABLE SOFTWARE SUPPORT REVENUE STREAM - For fiscal 1998, approximately 38% of Interlinq's total revenue was generated from software support fees. Due in part to periodic changes in government regulations applicable to documentation required for residential mortgage lending, the vast majority of the Company's customers purchase annual software support agreements. As such, software support revenues are recurring and are a generally stable component of Interlinq's total revenue. Software support revenues grew 5% in fiscal 1997 and 15% in fiscal 1998, and management believes that due to an increase in license revenues and higher support prices, revenue from support fees will continue to increase in fiscal 1999.

DIVERSIFICATION OF REVENUE SOURCES - Historically the Company's revenues have been dependent upon the sale of the MortgageWare products. Going forward, however, management expects to continue to diversify Interlinq's total revenue composition with growth in sales of its loan servicing and FlowMan product offerings, thereby increasing

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                                                                    CONFIDENTIAL

the predictability of the Company's revenues and reducing its exposure to fluctuations in mortgage interest rates.

FACTORS NEGATIVELY AFFECTING THE VALUE OF INTERLINQ

HISTORICALLY VOLATILE BUSINESS RESULTS - The Company's ability to sell MortgageWare software licenses has historically been exposed to the condition of the mortgage-lending environment. According to management, as interest rates rise, mortgage origination and re-finance volumes decline, resulting in a decrease in software license expenditures by lending institutions. In 1994 residential mortgage interest rates rose substantially, and, management believes, as a result the Company experienced a decrease in net revenue, operating income, and net income from Q4 1994 through most of fiscal 1995 -- revenue declined from approximately $18.5 million in fiscal 1994 to approximately $11.0 million in fiscal 1995. Of this decline, approximately $7.1 million, or 95%, was due to a decrease in license revenues. For fiscal 1998, approximately 49% of Interlinq's total revenue was derived from the sale of MortgageWare software licenses. Accordingly, considerable risk remains that a rise in interest rates could negatively impact the Company's ability to achieve its revenue and profitability targets going forward.

DEPENDENCE ON A SINGLE PRODUCT LINE - Revenue from the licensing, service and maintenance of the MortgageWare suite of products has historically represented a substantial majority of Interlinq's total revenues (approximately 95% in fiscal year 1998). Future growth will be driven in part by the Company's ability to generate revenue from new and generally unproven offerings. These include loan servicing products and services (approximately 5% of revenue in fiscal 1998) and the FlowMan Enterprise Application Integration (EAI) product (0% of revenue in fiscal 1998). Interlinq expects to launch FlowMan in 1999; however, management does not anticipate that FlowMan will materially contribute to the Company's total revenues until 2001.

COMPETITIVE ENVIRONMENT - Interlinq competes with companies such as Alltel and Fiserv that provide a broad range of software and services to financial institutions. In addition, many of the Company's competitors have financial, marketing, and technological resources significantly greater than those of Interlinq. These established and larger competitors may reduce the likelihood of the Company achieving its targeted revenue growth and profitability.

SECURITIES AND EXCHANGE COMMISSION INQUIRY - On November 18, 1998 Interlinq management was presented with a request from the Securities and Exchange Commission for information pertaining to the accounting treatment of the Company's June 1998 acquisition of Logical Software Solutions Corporation. This inquiry, which primarily investigates the amount of the acquisition purchase price allocated to acquired in-process research and development, could result in a restatement of the Company's financials that would negatively impact the Company's future earnings.

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                                                                    CONFIDENTIAL


                         INTERLINQ SOFTWARE CORPORATION
                                FAIRNESS OPINION
                             SUMMARY EXPLANATION OF
                              VALUATION METHODOLOGY

The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview International LLC ("Broadview") in valuing Interlinq Software Corporation ("Interlinq" or the "Company") in conjunction with rendering its fairness opinion regarding the proposed transaction with Terlin, Inc ("Terlin" or "MergerCo"). Broadview employed analyses based on: (1) public company comparables, (2) transaction comparables,
(3) transaction premiums paid, (4) stock performance, and (5) present value of projected share prices to determine the fairness of the transaction.

In addition, Broadview assessed the potential implications of various scenarios that could affect the value of the aggregate consideration to be received by Interlinq shareholders in the Merger. In performing such analyses, Broadview considered a range of potential values of consideration to be received in the forms of cash and shares to be retained in the Surviving Corporation after giving effects to the Company's pro forma capital structure assuming consummation of the Merger. Broadview's assessment of the value of the Surviving Corporation necessitated numerous assumptions regarding the performance and capital structure of the Surviving Corporation that were provided by or corroborated by Interlinq management or Terlin management or that Broadview deemed reasonable or conservative. In assessing the value of the aggregate consideration to be received by Interlinq shareholders in the Merger, Broadview assumed that all Interlinq shareholders participate pro rata, based on their relative ownership of Interlinq, in the allocation of the aggregate consideration to be received by Interlinq shareholders in the Merger.

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PUBLIC COMPANY COMPARABLES ANALYSIS - Total Market Capitalization/Revenue(1)
("TMC/R"), Total Market Capitalization/Last Quarter Annualized Revenue ("TMC/LQA Revenue"), Total Market Capitalization/EBIT ("TMC/EBIT"), Price/Earnings ("P/E"), Total Market Capitalization/Forward Revenue ("Forward TMC/R"), Price/Forward Earnings ("Forward P/E"), and Price/Forward Growth Adjusted EPS ("Forward PEG") multiples indicate the value public markets place on companies in a particular market segment. Several public companies are comparable to both Interlinq and the Surviving Corporation based on products offered, business model, market focus, and financial profile. Broadview reviewed six public company comparables in the enterprise applications software segment of the Information Technology ("IT") market providing software solutions for financial institutions, with positive TTM net margins, TTM revenue between $10 million and $100 million, TTM revenue growth greater than 10%, and Forward Calendar Year 1999 revenue growth between 10% and 50% from a financial point of view including each company's: TTM Revenue; TTM Revenue Growth; Forward CY 1999 Revenue Growth; TTM EBIT Margin; TTM Net Margin; Five Year Earnings Per Share Compound Annual Growth Rate (5 Year EPS CAGR), Equity Market Capitalization; TTM TMC/R ratio; TTM TMC/LQA Revenue ratio; TTM TMC/EBIT ratio; TTM P/E ratio; Forward CY 1999 TMC/R ratio; Forward CY 1999 P/E ratio; and Forward CY 1999 PEG. The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded IT companies maintained by Broadview and categorized by industry segment.

In order of descending TTM TMC/R, the public company comparables for Interlinq and the Surviving Corporation consist of:

      1)    Sanchez Computer Associates, Inc;

      2)    Advent Software, Inc;

      3)    SS&C Technologies, Inc;

      4)    FDP Corporation;

      5)    Carreker-Antinori, Inc; and

      6)    CFI ProServices, Inc.

--------

(1) We have employed a TMC/R ratio in this analysis because it enables two critical balance sheet items, cash and debt, to be factored directly into the valuation. The formula for the TMC/R ratio is as follows:

((market value of equity) + (short term debt + long term debt) - (cash and equivalents))/revenue.

To determine value using this approach, the first step is to calculate the appropriate TMC/R ratio. Next, the revenue of the company is multiplied by the appropriate TMC/R ratio determined in step 1. This provides a total "entity" value which represents the company's value based on its operating performance, i.e., excluding the effects of capitalization. The final step is to subtract all short term and long term debt from the total entity value and then add back cash and equivalents. The result is one measure of the fair market value of a company's equity.

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These comparables have a TTM TMC/R ratio range of 0.7 to 6.2 with a median of
1.6, a TMC/LQA Revenue ratio range of 0.6 to 5.1 with a median of 1.4, a TTM TMC/EBIT ratio range of 6.3 to 31.9 with a median of 18.8, a TTM P/E ratio range of 11.6 to 46.9 with a median of 21.6, a Forward CY 1999 TMC/R ratio range of
0.6 to 4.0 with a median of 1.1, a Forward CY 1999 P/E ratio range of 9.4 to
30.4 with a median of 14.8, and a Forward CY 1999 PEG ratio range of 0.38 to
0.83 with a median of 0.52.

Based on historical financial results and financial projections for Interlinq provided by Interlinq management (assuming the Merger does not occur), the per share valuation range of Interlinq implied by the TTM TMC/R multiples is $4.45 to $24.04 with a median implied value of $7.48. The per share valuation range implied by the TMC/LQA Revenue multiples is $4.46 to $22.61 with a median implied value of $7.40. The per share valuation range of Interlinq implied by the TTM TMC/EBIT multiples is $5.14 to $18.42 with a median implied value of $11.60. The per share valuation range of Interlinq implied by the TTM P/E multiples is $4.70 to $19.02 with a median implied value of $8.73. The per share valuation range of Interlinq implied by the Forward CY 1999 TMC/R multiples is $4.72 to $21.26 with a median implied value of $7.37. The per share valuation range of Interlinq implied by the Forward CY 1999 P/E multiples is $5.79 to $18.75 with a median implied value of $9.16. The per share valuation range of Interlinq implied by the Forward CY 1999 PEG multiples is $6.61 to $14.37 with a median implied value of $9.04. To calculate Interlinq's five year growth rate used in the Forward CY 1999 PEG analysis, Broadview calendarized Interlinq management's projections for EPS from Fiscal Year 1999 through Fiscal Year 2004 on a pro rata basis.


TRANSACTION COMPARABLES ANALYSIS - Valuation statistics from transaction comparables indicate the Adjusted Price/Revenue ("P/R") acquirers have paid for comparable companies in a particular market segment. Broadview reviewed eight comparable public and private company merger and acquisition ("M&A") transactions from January 1, 1996 through December 28, 1998 that involved sellers sharing many characteristics with Interlinq including products offered, business model, market focus, and financial profile. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. These transactions represent eight sellers in the enterprise applications software segment of the IT market providing software solutions for financial institutions, with TTM Revenue between $10 million and $100 million on the date the transaction was announced.

In order of descending P/R multiple, the seller transactions used are the acquisition of:

      1)    Infinity Financial Technology, Inc by Sungard Data Systems Inc;

      2)    Servantis Systems Holdings, Inc by Checkfree Corporation;

      3)    The Frustrum Group, Inc by Misys plc;

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      4)    Checkfree Corporation (Mortgage Products Division) by London Bridge
            Software Holdings plc;

      5)    C*ATS Software Inc by Misys plc (pending);

      6) National Computer Systems, Inc (NCS Financial Systems, Inc subsidiary) by Sungard Data Systems Inc;

      7)    CUSA Technologies, Inc by Fiserv, Inc; and

      8)    Confidential by Confidential.

The P/R multiples of the eight transactions range from 0.7 to 5.0 with a median of 1.9. The per share valuation range implied by the P/R multiples is $4.36 to $19.80 with a median implied value of $8.47.

TRANSACTION PREMIUMS PAID ANALYSIS - Premiums paid in comparable public seller transactions indicate the amount of consideration acquirers are willing to pay above the seller's equity market capitalization. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement (closing price as quoted on the appropriate exchange the day prior to announcement), while the seller's equity market capitalization is measured one trading day prior and 20 trading days prior to announcement. Broadview reviewed 25 comparable M&A transactions involving North American software vendors from January 1, 1997 to the present with total consideration between $20 million and $100 million. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. In order of descending premium paid to seller's equity market capitalization 20 trading days prior to announce date, the software transactions used were the acquisition of:

      1)    FullTime Software, Inc by Legato Systems, Inc (pending);

      2) Sulcus Hospitality Technologies Corporation by Eltrax Systems, Inc (pending);

      3)    Consilium, Inc by Applied Materials, Inc (pending);

      4)    Concentra Corporation by Oracle Corporation (pending);

      5)    Accugraph Corporation by Architel Systems Corporation;

      6)    CUSA Technologies, Inc by Fiserv, Inc;

      7)    Promis Systems Corporation Ltd by PRI Automation, Inc (pending):

      8)    TeleBackup Systems, Inc by VERITAS Software Corporation (pending);

      9)    National Health Enhancement Systems, Inc by HBO & Company;

      10)   C*ATS Software Inc by Misys plc (pending);

      11)   Interactive Group by DataWorks Corporation;

      12)   Prism Solutions by Ardent Software (pending);

      13) Kurzweil Applied Intelligence, Inc by Lernout & Hauspie Speech Products NV;

      14)   Globalink Inc by Lernout & Hauspie Speech Products NV;

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      15)   Learmonth & Burchett Management Systems, Inc by PLATINUM technology,
            Inc;

      16)   IQ Software Corporation by Information Advantage Software, Inc;

      17)   Andyne Computing Ltd by Hummingbird Communications Ltd;

      18)   Quarterdeck Corporation by Symantec Corporation (pending);

      19)   Innovative Technologies Systems, Inc by Peregrine Systems, Inc;

      20)   DataWorks Corporation by Platinum Software Corporation (pending);

      21)   Compurad, Inc by Lumisys, Inc;

      22)   Red Brick Systems, Inc by Informix Corporation (pending);

      23)   Orcad, Inc by Summit Design (pending);

      24)   Fulcrum Technologies, Inc by PC DOCS Group International, Inc; and

      25)   FTP Software, Inc by NetManage, Inc.

Based upon Broadview's analysis of premiums paid in comparable software transactions, Broadview found that premiums (or discounts) paid to the sellers' equity market capitalizations one day prior to announcement ranged from (31.7%) to 186.7% with a median of 21.1%. The premiums paid to the sellers' equity market capitalizations 20 days prior to announcement ranged from (26.3%) to 326.6% with a median of 55.6%.

To calculate the per share value for Interlinq based on analyses of transaction premiums paid, Broadview considered the announcement date of the potential Merger to be December 3, 1998, the date that an affiliate of Terlin filed a Form 13D with the Securities Exchange Commission announcing the affiliate's contemplation of a transaction with the Company. The per share valuation range implied by the premiums paid to the share price one day prior to the announcement is $5.17 to $21.68 with a median implied value of $9.16. The per share valuation range implied by the premiums paid to the share price 20 days prior to the announcement is $4.79 to $27.73 with a median implied value of $10.11.

STOCK PERFORMANCE ANALYSIS - For comparative purposes, Broadview examined the trading history of:

      1)    Interlinq Common Stock from December 12, 1997 to December 28, 1998;

      2) An index of the aggregate set of public company comparables vs. Interlinq and the S&P500 from December 12, 1997 to December 28, 1998.

PRESENT VALUE OF PROJECTED SHARE PRICE ANALYSIS - Based on selected median TTM multiples of Interlinq's public company comparables as well as Interlinq's own TTM multiples, Broadview calculated the per share present values of Interlinq shares assuming Interlinq were to remain a stand-alone entity. This analysis was performed

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based on both Interlinq management projections and equity research analyst projections for Interlinq for Calendar Year 1999. For the equity research analyst projections for Interlinq, Broadview calendarized the projections for Fiscal Year 1999 and Fiscal Year 2000 on a pro rata basis. Broadview calculated the implied share prices discounted from January 30, 2000 (assuming Calendar Year 1999 financial results are publicly announced thirty days subsequent to the Calendar Year End) to December 29, 1998 at discount rates, ranging from 10.0% to 20.0%, implied by the Company's capital structure assuming the Merger is not consummated and using CAPM and the median capital-structure adjusted beta of Interlinq's public company comparables.

The potential future share price based on Calendar 1999 financial results was calculated based upon estimated Calendar 1999 Revenue, EBIT, and Earnings. Based on the medians of Interlinq's public company comparables and using management's estimates, Broadview calculated present values of potential future share prices based on TTM TMC/R ratios ranging from $8.64 to $9.50, present values of potential future share prices based on TTM TMC/EBIT ratios ranging from $17.14 to $18.84, and present values of potential future share prices based on TTM P/E ratios ranging from $12.12 to $13.32. Using the same discount rates and medians of Interlinq's public company comparables and using equity research analyst estimates, Broadview calculated present values of potential future share prices based on TTM TMC/R ratios ranging from $8.36 to $9.20, present values of potential future share prices based on TTM TMC/EBIT ratios ranging from $16.82 to $18.49, and present values of potential future share prices based on TTM P/E ratios ranging from $12.64 to $13.90.

Based on Interlinq's own TTM TMC/R, TTM TMC/EBIT, and TTM P/E multiples and using management's estimates, Broadview calculated present values of potential future share prices based on TTM TMC/R ratios ranging from $7.73 to $8.50, present values of potential future share prices based on TTM TMC/EBIT ratios ranging from $9.45 to $10.39, and present values of potential future share prices based on TTM P/E ratios ranging from $10.19 to $11.20. Using the same discount rates, Interlinq's own respective multiples, and equity research analyst estimates, Broadview calculated present values of potential future share prices based on TTM TMC/R ranging from $7.49 to $8.23, present values of potential future share prices based on TTM TMC/EBIT ratios ranging from $9.28 to $10.21, and present values of potential future share prices based on TTM P/E ratios ranging from $10.63 to $11.68.

CONSIDERATION OF THE DISCOUNTED CASH FLOWS VALUATION METHODOLOGY - While discounted cash flows analysis is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flows analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flows. Given the uncertainty in estimating Interlinq's future cash flows and sustainable long-term growth rate, Broadview considered a discounted cash flows analysis inappropriate for valuing Interlinq.

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EVALUATION OF CONSIDERATION

Broadview assumed that all shareholders would elect identically such that the aggregate cash and shares to be retained would be allocated pro rata in accordance with the Agreement. Broadview then assessed a range of combined values of cash and shares to be retained in the Surviving Corporation by Company shareholders after giving effects to the Company's pro forma capital structure assuming consummation of the Merger.

ANALYSIS OF CASH CONSIDERATION - Broadview calculated $7.22 per share of cash consideration to be received.

LEVERAGED RECAPITALIZATION ANALYSIS - To calculate the potential value of shares to be retained by Interlinq shareholders, Broadview performed a leveraged recapitalization analysis for the Surviving Corporation using Interlinq shareholders' ownership in the Surviving Corporation per the Agreement, Interlinq management's financial projections for the Fiscal Years 1999 through 2002 and Terlin management's proposed capital structure for the Surviving Corporation, including additional dilution to Interlinq shareholders resulting from the Merger. Included in these assumptions was a capital structure consisting of $22.5 million in total debt, consisting of $12.5 million of Senior debt bearing a 10.0% annual interest rate and due seven years from the Merger and $10.0 million of Subordinated debt bearing a rate of 200 basis points in excess of the prime rate (Broadview assumed a rate on Subordinated debt of 9.8%) due seven years from the Merger. Broadview also assumed, based on discussions with Terlin management, that additional securities would be issued to Interlinq directors, management and employees, attorneys, and providers of Subordinated debt facilities as a result of the Merger, that would dilute Interlinq shareholders' ownership in the Surviving Corporation upon consummation of the Merger by up to 23.7% (on a fully diluted basis). Broadview also performed a pre-money valuation on a hypothetical liquidity event occurring between 18 and 30 months from Calendar 1998 Year End, based on discussions with Terlin management regarding their intent for the Surviving Corporation. This analysis was based on the median TTM TMC/EBIT multiple of Interlinq's public company comparables described above, Interlinq management's financial projections for Fiscal Years 2000 and 2001, and assumptions for the capital structure for the Surviving Corporation provided by Terlin management. Broadview discounted equity values implied by the analysis by a cost of equity discount rate of 22.2 % to December 29, 1998. This discount rate was implied by the proposed capital structure for the Surviving Corporation using CAPM and the median capital-structure adjusted beta of Interlinq's public company comparables.

Broadview calculated a per share range of present values of the Surviving Corporation of $3.00 to $3.81.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

SUMMARY OF VALUATION ANALYSES - Taken together, the information and analyses employed by Broadview lead to Broadview's overall opinion that the Consideration to be paid in the Merger is fair to Interlinq shareholders (other than Terlin and its affiliates) from a financial point of view.

                                                             BROADVIEW INT'L LLC

                         INTERLINQ SOFTWARE CORPORATION
                                FAIRNESS OPINION

                               VALUATION ANALYSIS


                                  Prepared For:
                         Interlinq Software Corporation
                               Board of Directors


                        Prepared By: Broadview Int'l LLC

                                December 29, 1998

                 Interlinq Software Corporation Fairness Opinion

                               VALUATION ANALYSIS

                               Table of Contents

                                                                          Tab     Page
Transaction Summary                                                        A
       Transaction Description                                                     1
       Consideration Value                                                         2
       Valuation Analysis                                                          3
       Graphical Valuation Summary                                                 4

Public Company Comparables Analyses                                        B
       Public Company Comparables Summary                                          5
       Public Company Comparables Descriptions                                     6
       Public Company Comparables Financials                                       7

M&A Transactions Analyses                                                  C
       M&A Transaction Comparables                                                 8
       Premiums Paid Analysis                                                      9

Interlinq  Stock Performance                                               D
       Interlinq Trading History                                                   14
       Index of Public Company Comparables vs.                                     15
              Interlinq and the S&P 500

Present Value of Projected Share Price Analysis                            E
       Sensitivity Analyses                                                        16

                 Interlinq Software Corporation Fairness Opinion

                               VALUATION ANALYSIS

                          Table of Contents (Continued)

Evaluation of Consideration                                               F
       Sources and Uses of Funds                                                  17
       Implied Equity Value of Surviving Corporation                              18
       Equity Capitalization Analysis                                             19
       Surviving Corporation Exit Valuation Analysis                              20

Appendix
       Surviving Corporation Summary Pro Forma Financial Statements               21
       Standalone Financial Statements                                            26
       Discount Rate Calculations                                                 28
       Interlinq Pre-Merger Capitalization                                        30

                                                                    CONFIDENTIAL


TRANSACTION DESCRIPTION

We understand that Interlinq Software Corporation, a Washington corporation ("Interlinq" or the "Company"), and Terlin, Inc. ("Terlin" or "MergerCo"), a Washington corporation, propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which MergerCo will be merged (the "Merger") with and into the Company (the Company, following the Merger, is referred to herein as the "Surviving Corporation"). Pursuant to the Merger, each outstanding share of common stock of the Company ("Common Stock") will be converted, at the option of the holder thereof, into the right either to receive $9.25 cash or to retain one share of Common Stock (in the form of common stock of the Surviving Corporation); provided, however, that such elections by Interlinq shareholders to receive cash or retain Surviving Corporation common stock shall be adjusted on a pro-rata basis in accordance with the Agreement to provide for the retention of 1.25 million shares of Surviving Corporation common stock in the aggregate, representing approximately 36.7% of the common stock of the Surviving Corporation outstanding immediately subsequent to the Merger. The aggregate amount of cash to be received, and Surviving Corporation common stock to be retained, by Interlinq shareholders in the Merger is collectively referred to herein as the "Consideration." Based on our discussions with Terlin management, we also understand that, in connection with the Merger, options and warrants to purchase Surviving Corporation common stock may be issued which, if and when exercised, would reduce Interlinq shareholders' percentage ownership of Surviving Corporation common stock by approximately 23.7% (on a fully diluted basis).

The common stock of the Surviving Corporation may not be listed on the Nasdaq National Market or on any stock exchange following the Merger. The Merger is intended to be accounted for as a Leveraged Recapitalization under Generally Accepted Accounting Principles. The terms and conditions of the above described Merger are more fully detailed in the Agreement.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

SUMMARY OF CONSIDERATION VALUE

                                                                                   VALUATION RANGE
                                                                             -----------------------------
                                                                                 LOW              HIGH
                                                                             -----------       -----------
CASH CONSIDERATION:

Interlinq Pre-Merger Diluted Shares(1)                                         5,693,849         5,693,849

Less: Shares to be Retained by Interlinq Shareholders(2)                       1,250,000         1,250,000
                                                                             -----------       -----------
Equals: Shares to be Purchased                                                 4,443,849         4,443,849

Total Cash to be Received @ $9.25 per Share                                  $41,105,602       $41,105,602

Divided by: Total Pre-Merger Diluted Shares                                    5,693,849         5,693,849
                                                                             -----------       -----------
PER SHARE PRO-RATA CASH CONSIDERATION                                        $      7.22       $      7.22
                                                                             -----------       -----------
EQUITY CONSIDERATION:

Range of Present Values of Surviving Corporation(3)                          $61,012,721       $77,387,877

Times: Interlinq Diluted Ownership of Surviving Corporation(4)                      28.0%             28.0%

                                                                             -----------       -----------
Equals: Range of Values of Interlinq Ownership of Surviving Corporation      $17,083,752       $21,668,846

Divided by: Total Pre-Merger Diluted Shares(1)                                 5,693,849         5,693,849
                                                                             -----------       -----------
RANGE OF PER SHARE VALUES OF INTERLINQ PRO-
RATA OWNERSHIP OF SURVIVING CORPORATION                                      $      3.00       $      3.81
                                                                             -----------       -----------
RANGE OF PER SHARE VALUES OF TOTAL CONSIDERATION                             $     10.22       $     11.02
                                                                             ===========       ===========

NOTES:

(1) Pre-Merger 5,126,200 Common Shares per management as of 12/28/98; Diluted share calculation based on Treasury Method (at $9.25 per share) less management options to be cancelled per the Agreement.

(2)   Per the Agreement.

(3)   Per "Surviving Corporation Exit Valuation Analysis".

(4)   Per "Surviving Corporation Equity Capitalization Analysis".

                                                                    CONFIDENTIAL

INTERLINQ VALUATION ANALYSIS
($Thousands Except Per Share Data)

                                                                                                                      INTERLINQ
                                                                                                      RELEVANT         MARKET
                                                                                                      INTERLINQ       ADJUSTED
                          METHODOLOGY                                          RANGE         MEDIAN    FIGURE     SHARE PRICE(1)(2)
----------------------------------------------------------------------    ---------------    ------   ---------   -----------------
Public Market Comparables Analyses

1)    Multiple of Trailing Twelve Months Revenue                             0.7 -    6.2      1.6    20,512.6         $ 7.48

2)    Multiple of Last Quarter Revenue Annualized                            0.6 -    5.1      1.4    23,232.3         $ 7.40

3)    Multiple of Trailing Twelve Months EBIT                                6.3 -   31.9     18.8     2,985.3         $11.60

4)    Multiple of Trailing Twelve Months Earnings                           11.6 -   46.9     21.6     2,328.3         $ 8.73

5)    Multiple of Forward CY 1999 Revenue                                    0.6 -    4.0      1.1    27,844.2         $ 7.37

6)    Multiple of Forward CY 1999 Earnings                                   9.4 -   30.4     14.8     3,551.0         $ 9.16

7)    Multiple of Forward CY 1999 Growth Adjusted EPS                       0.38 -   0.83     0.52       17.36         $ 9.04

Comparable Transaction Analyses

8)    Multiple of Revenue for Comparable Public and Private Companies        0.7 -    5.0      1.9    20,512.6         $ 8.47

9)    Premium to Market Value 1 Day Prior to Announce(3)                  -31.7% - 186.7%    21.1%       $7.56         $ 9.16

10)   Premium to Market Value 20 Day Prior to  Announce(3)                -26.3% - 326.6%    55.6%       $6.50         $10.11

NOTES:

(1) Interlinq market adjusted share price based on 5.748 million Interlinq diluted shares to be acquired at $9.25 per share.

(2) Revenue and EBIT adjusted prices include balance sheet adjustment of $10,558 Cash and Equivalents and zero Debt based on 9/30/98 balance sheet.

(3) Announce date for Interlinq considered December 3, 1998 (date of W.R. Hambrecht+Co 13-D filing).

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL


VALUATION ANALYSIS GRAPH

                        [GRAPH SOURCE DATA NOT SUPPLIED]


                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL


PUBLIC COMPANY COMPARABLES ANALYSIS

Selected Providers of Enterprise Applications Software Solutions for Financial Institutions, with Positive TTM Net Margins, TTM Revenue between $10MM and $100MM, TTM Revenue Growth Greater than 10%, and Forward CY 1999 Revenue Growth between 10% and 50%

($Thousands Except Per Share Data)

                                          OPERATING STATISTICS(1)(2)
                                          ---------------------------------------------------------------------
                                                               FORWARD                                    NET
                                                     TTM       CY 1999     TTM               5 YEAR      CASH
                                             TTM    REVENUE    REVENUE     EBIT    TTM NET     EPS      (CASH -
COMPANY                                    REVENUE  GROWTH    GROWTH(3)   MARGIN   MARGIN     CAGR        DEBT)
---------------------------------------    -------  -------   ---------   ------   -------   ------     -------
Sanchez Computer Associates, Inc [SCAI]    $40,020   60.0%      39.6%     19.5%     14.8%     50.0%     $18,118
Advent Software, Inc [ADVS]                 63,763   42.3%      31.2%     19.6%     14.2%     36.7%      44,950
SS&C Technologies, Inc [SSNC]               61,797   50.1%      31.9%      6.7%     10.7%     40.0%      44,041
FDP Corporation [FDPC]                      38,508   24.6%      20.0%     11.6%      9.5%     24.0%      20,318
Carreker-Antinori, Inc [CANI]               49,084   48.2%      38.5%     13.9%      9.4%     30.0%      31,404
CFI ProServices, Inc [PROI]                 82,113   18.9%      16.3%     11.6%      6.1%     20.2%      -3,543

                                Mean       $55,881   40.7%      29.6%     13.8%     10.8%     33.5%     $25,881

                                High        82,113   60.0%      39.6%     19.6%     14.8%     50.0%      44,950

                                MEDIAN      55,441   45.2%      31.5%     12.7%     10.1%     33.3%      25,861

                                Low         38,508   18.9%      16.3%      6.7%      6.1%     20.2%      -3,543

INTERLINQ(6)                                20,513   42.2%      25.9%     14.6%     11.4%     25.3%(7)   10,558

                                         VALUATION METRICS
                                         -----------------------------------------------------------------------------------------
                                         SHARE
                                         PRICE        EQUITY                 TMC(4)   TTM              FORWARD    FORWARD   FORWARD
                                         AS OF        MARKET         TTM      LQA    TMC(4)/ TTM      CY 1999    CY 1999   CY 1999
COMPANY                                  12/28/98  CAPITALIZATION  TMC(4)/R REVENUE   EBIT   P/E    TMC(3)(4)/R   P/E(5)    PEG(5)
---------------------------------------  --------  --------------  -------- ------- -------  ----   -----------  -------   -------
Sanchez Computer Associates, Inc [SCAI]  $22.81        $267,142       6.2      5.1   31.9    46.9       4.0        28.9     0.58
Advent Software, Inc [ADVS]               46.75         382,249       5.3      4.5   27.1    44.1       3.7        30.4     0.83
SS&C Technologies, Inc [SSNC]             11.13         162,699       1.9      1.6   28.8    23.7       1.3        15.2     0.38
FDP Corporation [FDPC]                    11.25          67,348       1.2      1.1   10.5    18.0       1.0        14.4     0.60
Carreker-Antinori, Inc [CANI]              5.56          92,523       1.2      1.1    9.0    19.4       0.9        13.2     0.44
CFI ProServices, Inc [PROI]               11.25          56,617       0.7      0.6    6.3    11.6       0.6         9.4     0.46

                                Mean                   $171,429       2.8      2.4   18.9    27.3       1.9        18.6     0.55

                                High                    382,249       6.2      5.1   31.9    46.9       4.0        30.4     0.83

                                MEDIAN                  127,611       1.6      1.4   18.8    21.6       1.1        14.8     0.52

                                Low                      56,617       0.7      0.6    6.3    11.6       0.6         9.4     0.38

INTERLINQ(6)                              $7.56          38,767       1.4      1.2    9.4    18.1       1.0        11.0     0.44

NOTES:

(1) Trailing Twelve Months (TTM) as of September 30, 1998 or the most recently reported fiscal period.

(2)   Excludes non-recurring charges and gains.

(3)   Forward CY 1999 Revenues based on selected equity analyst projections.

(4) Total Market Cap (TMC) equals Equity Market Cap less Cash & Equivalents plus Total Debt.

(5) Earnings CAGR and Forward CY 1999 Earnings based on Zacks Corporate Earnings Estimates.

(6)   Interlinq projected standalone financials based on management estimates.

(7) Broadview calculated Interlinq's 5 Year EPS CAGR by calendarizing Interlinq management's projections for EPS from Fiscal Year 1999 through Fiscal Year 2004 on a pro rata basis.



                                     Page 5                  BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

DESCRIPTIONS OF PUBLIC COMPANY COMPARABLES
--------------------------------------------------------------------------------
Selected Providers of Enterprise Applications Software Solutions for Financial Institutions, with Positive TTM Net Margins, TTM Revenue between $10MM and $100MM, TTM Revenue Growth Greater than 10%, and Forward CY 1999 Revenue Growth between 10% and 50%


COMPANY                     DESCRIPTION
-------                     -----------
Sanchez Computer            Designs, develops, markets, and supports comprehensive
Associates, Inc             banking software for financial service firms worldwide
                            targeting the emerging banking and direct banking markets.

Advent Software, Inc        Provides stand alone and client/server software
                            products, data interfaces, and related services that
                            automate and integrate certain mission-critical
                            functions of investment management organizations.

SS&C Technologies, Inc      Provides client/server-based financial software
                            solutions and related consulting services for
                            financial institutions. Products perform investment
                            management, accounting and reporting functions.

FDP Corporation             Develops, markets, and supports applications and
                            software systems used by life insurance companies
                            and employee benefit administrators to market and
                            administer life insurance products and employee
                            benefit plans.

Carreker-Antinori, Inc      Provides integrated software, consulting, and
                            hardware solutions, offering yield management,
                            payment systems, and enabling technology solutions
                            to banks.

CFI  ProServices, Inc       Provides software solutions to the financial
                            services industry that automate customer service and
                            support pertaining to lending, operations,
                            electronic delivery and connectivity functions.

                                     Page 6                  BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

FINANCIAL STATISTICS(1)(2) OF PUBLIC COMPANY COMPARABLES

Selected Providers of Enterprise Applications Software Solutions for Financial Institutions, with Positive TTM Net Margins, TTM Revenue between $10MM and $100MM, TTM Revenue Growth Greater than 10%, and Forward CY 1999 Revenue Growth between 10% and 50%

($Thousands Except Per Share Data)

                                  SCAI          ADVS          SSNC          FDPC          CANI          PROI
                                --------      --------      --------      --------      --------      --------
INCOME STATISTICS
Revenue                         $ 40,020      $ 63,763      $ 61,797      $ 38,508      $ 49,084      $ 82,113
  Revenue Growth                    60.0%         42.3%         50.1%         24.6%         48.2%         18.9%
EBIT                               7,798        12,467         4,114         4,459         6,799         9,550
   EBIT Margin                      19.5%         19.6%          6.7%         11.6%         13.9%         11.6%
Net Income                         5,907         9,033         6,640         3,674         4,618         5,001
   Net Margin                       14.8%         14.2%         10.7%          9.5%          9.4%          6.1%

EPS                             $   0.49      $   1.06      $   0.47      $   0.63      $   0.29      $   0.97
Forward 12/31/99 Revenue          62,101        91,300        91,165        47,814        67,974       100,986
Projected 12/31/99 EPS              0.79          1.54          0.73          0.78          0.42          1.20
EPS Growth (5-Year CAGR)            50.0%         36.7%         40.0%         24.0%         30.0%         20.2%

BALANCE SHEET STATISTICS
Cash & Equivalents              $ 18,509      $ 44,950      $ 44,818      $ 20,318      $ 31,404      $  2,475
Total Debt                           391             0           777             0             0         6,018

VALUATION STATISTICS
Share Price as of 12/28/98      $  22.81      $  46.75      $  11.13      $  11.25      $   5.56      $  11.25
Common Shares Outstanding         11,710         8,176        14,625         5,986        16,633         5,033

Market Capitalization           $267,142      $382,249      $162,699      $ 67,348      $ 92,523      $ 56,617
Total Market Capitalization      249,024       337,299       118,658        47,030        61,119        60,160

                                --------      --------      --------      --------      --------      --------
Trailing TMC/R                       6.2           5.3           1.9           1.2           1.2           0.7
TMC/LQA Revenue                      5.1           4.5           1.6           1.1           1.1           0.6
Trailing TMC/EBIT                   31.9          27.1          28.8          10.5           9.0           6.3
Trailing P/E                        46.9          44.1          23.7          18.0          19.4          11.6
Forward 12/31/99 TMC/R               4.0           3.7           1.3           1.0           0.9           0.6
Forward 12/31/99 P/E                28.9          30.4          15.2          14.4          13.2           9.4
Forward 12/31/99 PEG                0.58          0.83          0.38          0.60          0.44          0.46
                                --------      --------      --------      --------      --------      --------

NOTES:

(1)   Excludes non-recurring charges and gains.

(2) Trailing Twelve Months (TTM) as of 9/30/98 or most recently reported fiscal period.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

SELECTED M&A TRANSACTION COMPARABLES

Sellers Providing Enterprise Applications Software Solutions for Financial Institutions, with TTM Revenue between $10MM and $100MM, January 1, 1996 to Present

($Millions)

                                                                                                        Adjusted
Announce                                                                       Adjusted      Seller     Price/
  Date     Buyer          Seller                Seller Description             Price(1)      Revenue    Revenue
--------   ------------   -------------------   ----------------------------   --------      -------    --------
10/17/97   Sungard Data   Infinity              Develops, markets, and           298.0        59.2        5.0
           Systems Inc    Financial             supports enterprise
                          Technology, Inc       software solutions for
                                                financial trading and risk
                                                management

 1/15/96   Checkfree      Servantis Systems     Provides electronic              161.1        61.0        2.6
           Corporation    Holdings, Inc         commerce software for
                                                corporate banking, back
                                                office automation,
                                                reconciliation, and remote
                                                banking functions and
                                                credit systems

11/12/96   Misys plc      The Frustrum          Provides an integrated           41.2         18.1        2.3
                          Group, Inc            front and back office
                                                software system for
                                                treasury management

 7/1/98    London Bridge  Checkfree             Develops, markets,               21.1         11.2        1.9
           Software       Corporation           installs, supports and
           Holdings plc   (Mortgage Products    services software programs
                          Division)             to financial institutions
                                                that assist in originating,
                                                servicing, monitoring and
                                                collecting mortgage loans

12/14/98   Misys plc      C*ATS Software Inc    Develops and markets             36.5         19.9        1.8
                                                client/server software for
                                                financial risk management

 5/31/96   Sungard Data   National Computer     Provides turnkey trust           95.0         58.1        1.6
           Systems Inc    Systems, Inc          accounting and corporate
                          (NCS Financial        trust systems to banks and
                          Systems, Inc          other financial institutions
                          subsidiary)

 11/4/97   Fiserv, Inc    CUSA                  Provides software                20.6         27.8        0.7
                          Technologies, Inc     management systems and
                                                support for credit unions

xx/xx/xx   Confidential   Confidential          Develops profitability           16.7         23.6        0.7
                                                measurement, management
                                                accounting, and executive
                                                information systems used by
                                                financial institutions

Mean                                                                                                      2.1

High                                                                                                      5.0
-------------------------------------------------------------------------------------------------------------
MEDIAN                                                                                                    1.9
-------------------------------------------------------------------------------------------------------------
Low                                                                                                       0.7


NOTES:

(1) Prices paid have been adjusted for cash and debt on the seller's balance sheet at the time of acquisition if known.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL


                      PREMIUMS PAID DISTRIBUTION ANALYSIS

Premium Over Seller's Share Price 1 Trading Day Prior to Announcement for Public
       Software Companies in Transactions with Total Consideration between
                    $20 MM and $100 MM Since January 1, 1997



                                    [GRAPH]


                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL


                      PREMIUMS PAID DISTRIBUTION ANALYSIS

   Premium Over Seller's Share Price 20 Trading Days Prior to Announcement for Public Software Companies in Transactions with Total Consideration between
                    $20 MM and $100 MM Since January 1, 1997



                                    [GRAPH]


                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

TRANSACTIONS INVOLVING PUBLIC SOFTWARE SELLERS

Transactions with Equity Consideration between $20MM and $100MM at Announcement Since January 1, 1997(1)

($Millions)

                                                                                                        PREMIUM          PREMIUM
                                                                                                       OVER SHARE      OVER SHARE
                                                                                                         PRICE            PRICE
                                                                                                       1 TRADING       20 TRADING
ANNOUNCE                                                                                 EQUITY       DAY PRIOR TO    DAYS PRIOR TO
DATE        BUYER            SELLER                SELLER DESCRIPTION                 CONSIDERATION   ANNOUNCEMENT    ANNOUNCEMENT
--------    --------------   -------------------   --------------------------------   -------------   -------------   -------------
10/26/98    Legato Systems,  FullTime Software,    Designs, develops and markets          69.4           186.7%          326.6%
            Inc.             Inc.                  high availability, backup and
                                                   recovery management and security
                                                   auditing software for the Unix
                                                   and Windows NT environment

11/12/98    Eltrax Systems,  Sulcus Hospitality    Develops, installs, and markets        66.0           128.8%          217.8%
            Inc.             Technologies Corp.    computer systems designed to
                                                   automate the handling, storage,
                                                   and retrieval of information and
                                                   documents; primarily services
                                                   the hospitality and real estate
                                                   markets

10/12/98    Applied          Consilium, Inc.       Develops integrated                    50.3           169.2%          129.6%
            Materials, Inc.                        semiconductor and electronics
                                                   manufacturing execution systems
                                                   (MES) software and services

11/10/98    Oracle Corp.     Concentra Corp.       Develops, markets, and supports        43.0            96.5%          128.6%
                                                   software products that automate
                                                   the processes that underlie
                                                   selling customizable products,
                                                   services and systems

4/13/98     Architel         Accugraph Corp.       Provides network inventory and         26.0            99.9%          122.1%
            Systems Corp.                          provisioning products and
                                                   services

11/4/97     Fiserv Inc.      CUSA Technologies,    Develops credit union software         20.6            80.0%          116.0%
                             Inc.                  management systems and support,
                                                   training, statement processing
                                                   and network services

11/25/98    PRI Automation,  Promis Systems        Leading developer of                   45.8            35.5%          110.7%
            Inc.             Corporation Ltd.      manufacturing execution systems
                                                   (MES) for semiconductor and
                                                   precision electronics
                                                   manufacturers and automation
                                                   software

9/1/98      VERITAS          TeleBackup Systems    Data backup, archiving,                76.3            39.9%          100.0%
            Software Corp    Inc.                  retrieval and backup solutions
                                                   to the remote desktop

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

TRANSACTIONS INVOLVING PUBLIC SOFTWARE SELLERS

Transactions with Equity Consideration between $20MM and $100MM at Announcement Since January 1, 1997(1)

($Millions)

                                                                                                        PREMIUM          PREMIUM
                                                                                                       OVER SHARE      OVER SHARE
                                                                                                         PRICE            PRICE
                                                                                                       1 TRADING       20 TRADING
ANNOUNCE                                                                                 EQUITY       DAY PRIOR TO    DAYS PRIOR TO
DATE        BUYER            SELLER                SELLER DESCRIPTION                 CONSIDERATION   ANNOUNCEMENT    ANNOUNCEMENT
--------    --------------   -------------------   --------------------------------   -------------   -------------   -------------
10/3/97     HBO & Company    National Health       Medical software systems that          86.1             2.9%           95.8%
                             Enhancement Systems,  manage demand and specialized
                             Inc.                  health information

12/14/98    Misys plc        C*ATS Software Inc    C*ATS Software provides                56.9            60.0%           93.5%
                                                   specialist risk management
                                                   products for financial
                                                   institutions worldwide.  C*ATS'
                                                   CARMA product provides risk
                                                   management functions which
                                                   enable financial institutions to
                                                   measure and predict firm-wide
                                                   exposure to market, credit and
                                                   liquidity risk

7/31/97     DataWorks Corp.  Interactive Group     Business information systems           53.0            54.4%           71.5%
                                                   that enable discreet
                                                   manufacturers to manage their
                                                   enterprise

11/19/98    Ardent Software  Prism Solutions       Develops, markets and supports         41.9           -31.7%           57.5%
                                                   data warehouse management
                                                   software that provides solutions
                                                   for delivering business
                                                   intelligence applications

4/15/97     Lernout &        Kurzweil Applied      Automated speech recognition           50.9            75.0%           55.6%
            Hauspie Speech   Intelligence, Inc.    software used to create
            Products NV                            documents and interact with
                                                   customers by voice

7/21/98     Lernout &        Globalink Inc.        Language translation software          71.0            21.1%           40.0%
            Hauspie Speech                         products.  Also provides
            Products NV                            professional language services
                                                   for its customers

1/5/98      PLATINUM         Learmonth & Burchett  Process management software tools      82.0            37.0%           37.0%
            Technology, Inc. Management Systems,
                             Inc.

6/29/98     Information      IQ Software Corp.     Client/server tools for data           65.0             9.2%           31.1%
            Advantage                              access and report writing
            Software Inc.

10/15/97    Hummingbird      Andyne Computing Ltd. Integrated decision and business       60.0            18.2%           30.2%
            Communications                         support software
            Ltd.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

TRANSACTIONS INVOLVING PUBLIC SOFTWARE SELLERS

Transactions with Equity Consideration between $20MM and $100MM at Announcement Since January 1, 1997(1)

($Millions)

                                                                                                        PREMIUM          PREMIUM
                                                                                                       OVER SHARE      OVER SHARE
                                                                                                         PRICE            PRICE
                                                                                                       1 TRADING       20 TRADING
ANNOUNCE                                                                                 EQUITY       DAY PRIOR TO    DAYS PRIOR TO
DATE        BUYER            SELLER                SELLER DESCRIPTION                 CONSIDERATION   ANNOUNCEMENT    ANNOUNCEMENT
--------    --------------   -------------------   --------------------------------   -------------   -------------   -------------
10/15/98    Symantec Corp.   Quarterdeck Corp      Develops and markets desktop           47.3            18.9%           28.0%
                                                   systems software and
                                                   productivity applications that
                                                   increase internet, intranet, and
                                                   standalone systems functionality
                                                   and performance

5/7/98      Peregrine        Innovative Tech       Develops SPAM*FM facility &            60.7            12.7%           27.9%
            Systems, Inc.    Systems, Inc.         technology management software
                                                   and remote data collection
                                                   systems

10/13/98    Platinum         DataWorks Corp        Develops client/Server-based           92.9            20.0%           18.6%
            Software Corp                          enterprise resource planning
                                                   software for mid-sized
                                                   manufacturing companies

9/29/97     Lumisys, Inc.    Compurad, Inc.        Provides teleradiology and PACS        24.4             1.3%            1.3%
                                                   software products

10/7/98     Informix Corp.   Red Brick Systems,    Provides relational database           35.0             9.7%            1.1%
                             Inc.                  products and services for data
                                                   warehouse applications

9/20/98     Summit Design    Orcad Inc.            Windows EDA software and               71.1            -2.0%           -8.1%
                                                   services to electronics companies

12/23/97    PC DOCS Group    Fulcrum               Develops indexing and text             21.0             3.2%          -17.0%
            International    Technologies, Inc.    retrieval S/W used in a variety
            Inc.                                   of document formats and in
                                                   various computing environments,
                                                   including multiple operating
                                                   systems, networks and GUIs

6/15/98     NetManage Inc.   FTP Software Inc.     Network software products that         77.4            14.1%          -26.3%
                                                   provide TCP/IP network transport
                                                   functionality
High                                                                                                     186.7%          326.6%
                                                                                                         -----           -----
MEDIAN                                                                                                    21.1%           55.6%
                                                                                                         -----           -----
Low                                                                                                      -31.7%          -26.3%
                                                                                                         =====           =====

NOTES:

(1) Selected deals excluded because consideration consists of illiquid securities.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

     INTERLINQ SOFTWARE CORP HISTORICAL SHARE PRICE AND VOLUME PERFORMANCE

                           From 12/12/97 To 12/28/98

Range of Values Implied by Terlin Offer:                           $10.22-$11.02

                     Historical
                ---------------------
                Price          Volume
                -----         -------
Avg             $5.77         165,849
High            $9.13         934,600
Low             $3.88          17,700

                        [GRAPH SOURCE DATA NOT SUPPLIED]

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL


                   NORMALIZED INTERLINQ STOCK PERFORMANCE VS.
            COMPANY-WEIGHTED INDEX OF PUBLIC COMPARABLES AND S&P 500

                           From 12/12/97 to 12/28/98


                        [GRAPH SOURCE DATA NOT SUPPLIED]

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL


PRESENT VALUE OF PROJECTED INTERLINQ SHARE PRICE

($Thousands except per share data)

52 Week High                                               $9.13
Current Share Price as of 12/28/98                         $7.56
52 Week Low                                                $3.88

                    Interlinq TTM                           Interlinq TTM
   Operating           9/30/98                                 9/30/98
   Statistic          Figure(1)          Metric               Multiple
   ----------       -------------       ---------           -------------
   Revenue             $20,513            TMC/R                  1.4
   EBIT                 $2,985           TMC/EBIT                9.4
   Net Income           $2,328             P/E                  18.1

   ANALYSIS BASED ON MEDIAN MULTIPLES OF INTERLINQ PUBLIC COMPANY COMPARABLES

                                                                                      RANGE OF PRESENT VALUES
          1999 CAPITALIZED RESULTS:                                                 AT VARIOUS DISCOUNT RATES(2)
---------------------------------------------                                   ---------------------------------
                  MEDIAN           APPLICABLE             IMPLIED
                MULTIPLE OF        INTERLINQ           FUTURE SHARE
   METRIC      COMPARABLES(3)        FIGURE            PRICE(4)(5)(6)            10.0%        14.0%         20.0%
-------------  --------------     -----------          --------------           ------        ------        ------
PRESENT VALUE OF PROJECTED SHARE PRICE BASED ON MANAGEMENT FORECASTS

TMC/R                1.6       x    $27,844               $10.55                $ 9.50        $ 9.14        $ 8.64

TMC/EBIT            18.8       x    $ 5,199               $20.91                $18.84        $18.13        $17.14

P/E                 21.6       x    $ 3,551               $14.78                $13.32        $12.82        $12.12

PRESENT VALUE OF PROJECTED SHARE PRICE BASED ON ANALYST FORECASTS(7)

TMC/R                1.6       x    $26,729               $10.20                 $9.20         $8.85         $8.36

TMC/EBIT            18.8       x    $ 5,092               $20.52                $18.49        $17.79        $16.82

P/E                 21.6       x    $ 3,704               $15.42                $13.90        $13.37        $12.64
             ------------------------------------------------------------------------------------------------------
             RANGE OF VALUES BASED ON MEDIAN  MULTIPLES OF COMPARABLES                        $ 8.36    -   $18.84
             ------------------------------------------------------------------------------------------------------

                  ANALYSIS BASED ON INTERLINQ CURRENT MULTIPLES

                                   APPLICABLE             IMPLIED
                  INTERLINQ         INTERLINQ          FUTURE SHARE
   METRIC         MULTIPLE           FIGURE            PRICE(4)(5)(6)          10.0%         14.0%         20.0%
-------------     ---------        ----------          --------------         ------        ------        ------
PRESENT VALUE OF PROJECTED SHARE PRICE BASED ON MANAGEMENT FORECASTS

TMC/R                1.4       x     $27,844              $ 9.43              $ 8.50        $ 8.18        $ 7.73

TMC/EBIT             9.4       x     $ 5,199              $11.52              $10.39        $ 9.99        $ 9.45

P/E                 18.1       x     $ 3,551              $12.43              $11.20        $10.78        $10.19

PRESENT VALUE OF PROJECTED SHARE PRICE BASED ON ANALYST FORECASTS(7)

TMC/R                1.4       x     $26,729              $ 9.13               $8.23         $7.92         $7.49

TMC/EBIT             9.4       x     $ 5,092              $11.33              $10.21         $9.82         $9.28

P/E                 18.1       x     $ 3,704              $12.96              $11.68        $11.24        $10.63
             ----------------------------------------------------------------------------------------------------
                RANGE OF VALUES BASED ON  INTERLINQ MULTIPLES                               $ 7.49    -   $11.68
             ----------------------------------------------------------------------------------------------------

NOTES:

(1)   Excludes non-recurring charges and gains.

(2) Based on CAPM and the median beta of the aggregate set of Public Company Comparables.

(3)   Multiple of aggregate set of Public Company Comparables.

(4)   Assumes that results are reported thirty days after fiscal year close.

(5) Implied Future Share Price based on TTM TMC/R and TTM TMC/EBIT analyses assume 9/30/98 balances of $10.6MM Cash & Equivalents and zero Debt.

(6) Assumes 5.180MM diluted shares outstanding for 1999 (based on management's standalone estimates).

(7) Analyst projections based on The Red Chip Review report dated November 23, 1998 (FY 98 and FY 99 results allocated pro-rata by Broadview to calendarize for CY 1999).


                                    Page 16                 BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL


TRANSACTION SOURCES AND USES OF FUNDS

(Thousands Except Per Share Data)

                                                                 PROPOSED VALUES(1)
                                                              -----------------------
SOURCES OF CASH

   Existing Cash(1)                                                          $ 6,900

   Third Party Debt(2)                                                        22,500

   Terlin Equity(2)                                                           13,906
                                                                             -------
     Total Sources of Cash                                                    43,306

USES OF CASH

   Purchase of Existing Equity:
   Common Shares Outstanding and
      Common Share Equivalents to be Acquired(3)               4,444
      Price/Share                                             $ 9.25
                                                              ------
   Total Cash Paid to Existing Holders
    of Interlinq Shares and Options                                           41,106

   Transaction Fees(4)                                                         2,200
                                                                             -------
     Total Uses of Cash                                                       43,306


NOTES:

(1)   Per the Agreement.

(2) Based on discussions with Terlin management, analysis assumes that debt facilities are fixed.

(3)   Excludes management options cancelled per the Agreement.

(4) Estimate provided by Terlin management and corroborated by Interlinq management.




                                    Page 17                  BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL


IMPLIED EQUITY VALUE OF SURVIVING CORPORATION

Implied Equity Value of Interlinq(1)

     Pre-Merger Interlinq Common Shares Outstanding(2)                     5,126
     Pre-Merger Interlinq CSEs (at $9.25 per share)(3)                       568
                                                                          ------
                                                                           5,694

     Price Per Share                                                      $ 9.25
                                                                          ------
     Value Attributable to Shareholders                                               $52,668

     Plus: Transaction Fees(4)                                                        $ 2,200
                                                                                      -------
     IMPLIED EQUITY VALUE OF INTERLINQ, PRE-ADJUSTED                                  $54,868
                                                                                      -------
Adjustments for Capital Structure Resulting from the Merger

     Less: Existing Interlinq Cash to be Used in the Merger(5)                        $ 6,900

     Less: Third Party Debt(6)                                                        $22,500
                                                                                      -------
     IMPLIED EQUITY VALUE OF INTERLINQ
        RESULTING FROM THE MERGER                                                     $25,468
                                                                                      -------

NOTES:

(1)   Computed value as if Terlin were purchasing 100% of the Company.

(2)   Common Shares Outstanding as of December 28, 1998 per management.

(3) CSEs (Common Share Equivalents); Option data provided by Interlinq management on December 15, 1998 excludes cancelled management options per the Agreement.

(4) Estimate provided by Terlin management and corroborated by Interlinq management.

(5)   Per the Agreement.

(6) Estimate provided by Terlin management and corroborated by Interlinq management.



                                    Page 18                 BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

SURVIVING CORPORATION EQUITY CAPITALIZATION ANALYSIS

    ($Thousands Except Per Share Data)


                                                                         PROPOSED
                                                                     CAPITALIZATION(1)
                                                                     -----------------
COMMON SHARES:

Shares to be Retained by Interlinq Existing Owners                         1,250
Shares to be Owned by Terlin                                               2,153
                                                                         -------
Total Surviving Corporation Shares (Equals Shares to be Retained
by Existing Owners Plus Shares to be Owned by Terlin)                      3,403
                                                                         -------

Existing Interlinq Shareholders' Ownership
        of Surviving Corporation Common Shares                              36.7%

Implied Equity Value of Interlinq Resulting from the Merger              $25,468
Implied Per Share Value of Common Stock of Surviving Corporation
       upon Merger(2)                                                    $  7.48

POTENTIAL ADDITIONAL DILUTION:(3)

Management & Employee Options(4)                                             857

Warrants(5)                                                                  204
                                                                         -------
Fully Diluted Shares                                                       4,464
                                                                         =======
Existing Interlinq Shareholders' Ownership on Fully Diluted Basis           28.0%

NOTES:

(1)   Per the Agreement.

(2) Implied value assumed equal to fair market value (for purposes of assuming strike price for additional dilutive securities).

(3) Note: It is possible that additional dilutive securities not associated with the Merger could be issued pursuant to ongoing incentive plans or other transactions in which the management of the surviving corporation may engage subsequent to the Merger.

(4) Per the Agreement; Post-Merger options derived by assuming issuance yielding the same percentage of common stock before and after the Merger, except management options which, post-Merger, increase to 125% of the pre-Merger quantity relative to common.

(5) Based on discussions with Terlin management, as a result of the Merger, Interlinq may issue warrants to Terlin's legal counsel in an amount equal to 1.0% of the Common Stock Outstanding upon consummation of the Merger, and may issue additional warrants to providers of subordinated debt facilities in an amount ranging from 2.5% to 5.0% of the Common Stock Outstanding upon consummation of the Merger (analysis assumes maximum of 5.0%).




                                    Page 19                  BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL


SURVIVING CORPORATION EXIT VALUATION ANALYSIS

TTM EBIT Valuation
Analysis Based on Pre-Money IPO or Sale of the Company Scenarios(1)

(Thousands Except Per Share Data)

                                                           PROJECTED YEAR
                                                           ENDING JUNE 30,
                                                       -----------------------
                                                         2000           2001
                                                       --------       --------
 TTM EBIT(2)                                           $  5,604       $  8,204
 TTM TMC/EBIT Multiple(3)                                  18.8           18.8
                                                       --------       --------
 Entity Value, Pre-Discount                            $105,361       $154,247

 Private Company Discount(4)                               15.0%          15.0%

 Entity Value, Post-Discount                           $ 89,556       $131,110

 Less: Debt                                              16,738         11,808
 Plus: Cash (Working Capital)(5)                          3,660          3,660
 Plus: Cash (Dilutive Options and Warrants)(6)            7,942          7,942
                                                       --------       --------
 Implied Equity Value                                  $ 84,421       $130,904

 Cost of Equity(7)                                         22.2%          22.2%
                                                       --------       --------
 Present Value of Equity of Surviving Corporation      $ 61,013       $ 77,388
                                                       ========       ========

NOTES:

(1) Based on discussions with Terlin management, a liquidity event is intended within 18 to 30 months from consumation of the Merger. Assumes exit 30 days subsequent to the fiscal year end.

(2) Based on Interlinq management projections; Excludes effects of transaction expenses.

(3)   Median TTM TMC/EBIT multiple of Interlinq's Public Company Comparables.

(4) Represents the illiquidity of a private company's shares and is applicable both in M&A and IPO scenarios.

(5) Cash available for working capital based on analysis of sources and uses of cash in the Merger, based on 9/30/98 balance sheet.

(6) Cash from options and warrants issued resulting from the Merger exercised at implied per share equity value upon consummation of Merger.

(7) Cost of Equity based on CAPM, median levered beta of Interlinq's Public Company Comparables, and expected capital structure resulting from the Merger.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL


INTERLINQ SUMMARY FINANCIAL STATEMENTS

Surviving Corporation Notes and Assumptions:

      - Operating, Tax Rate, and Cash Flow Projections provided by Interlinq management on December 16, 1998.

      - Capital structure and resulting effects on the surviving corporation assumming consummation of the Merger prepared by Broadview based on assumptions provided by Terlin management, including: $22.5 million of total debt, with 1) $12.5 million in senior debt financed at prime interest rate plus 2.0% (prime rate equal to 7.75% per Citibank on December 18, 1998), with the balance due seven years from the Merger, and 2) $10.0 million in subordinated debt financed at 10.0%, with the balance due seven years from the Merger.

      - Free Cash Flow from operations is used to pay off debt balance carrying highest interest rate.

      - Cash retained for working capital is equal to $3.7 million, based on proposed sources and uses of cash and existing balance of Cash & Equivalents at September 30, 1998. Cash balances earn interest at an annual rate of 5.0%.

      -   Transaction closing date of March 31, 1999.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

INTERLINQ SUMMARY FINANCIAL STATEMENTS

Surviving Corporation Pro Forma Income Statements
    (Thousands Except Per Share Data)

                                    ACTUAL                    PROJECTIONS FOR FISCAL YEARS ENDING JUNE 30,
                                    JUNE 30     -------------------------------------------------------------------------
                                     1998         1999         2000         2001         2002         2003         2004
                                   --------     --------     --------     --------     --------     --------     --------
Revenue
 SOFTWARE LICENSE FEES
     Loan Origination              $  9,044     $ 10,337     $  9,614     $ 10,191     $ 10,955     $ 11,612     $ 12,193
        % Software License Fees        93.8%        76.0%        59.2%        50.3%        42.6%        35.8%        30.6%
        % Growth                       19.6%        14.3%       -7.0%          6.0%         7.5%         6.0%         5.0%
     Loan Servicing                     603        2,472        4,945        7,417       10,755       15,056       19,573
        % Software License Fees         6.3%        18.2%        30.5%        36.6%        41.8%        46.4%        49.1%
        % Growth                         na        310.0%       100.0%        50.0%        45.0%        40.0%        30.0%
     FlowMan/ETD                          0          795        1,670        2,671        4,007        5,810        8,134
        % Software License Fees         0.0%         5.8%        10.3%        13.2%        15.6%        17.9%        20.4%
        % Growth                         na           na        110.0%        60.0%        50.0%        45.0%        40.0%
                                   --------     --------     --------     --------     --------     --------     --------
 Total Software License Fees          9,647       13,605       16,228       20,279       25,716       32,478       39,900
                                   --------     --------     --------     --------     --------     --------     --------
     % Total Revenues                  52.6%        54.5%        52.0%        51.3%        50.3%        49.2%        47.9%
 SOFTWARE SUPPORT FEES
     Loan Origination                 6,795        7,674        8,395        9,261       10,192       11,179       12,216
     % Growth                          11.9%        12.9%         9.4%        10.3%        10.1%         9.7%         9.3%
     Loan Servicing                     181          923        2,406        4,631        7,857       12,374       18,246
     % Growth                            na        410.0%       160.8%        92.5%        69.7%        57.5%        47.5%
     FlowMan/ETD                          0           68          209          437          777        1,271        1,962
     % Growth                            na           na        210.0%       108.4%        78.0%        63.5%        54.4%
                                   --------     --------     --------     --------     --------     --------     --------
 Total Software Support Fees          6,976        8,664       11,010       14,329       18,827       24,824       32,424
                                   --------     --------     --------     --------     --------     --------     --------
     % Total Revenues                  38.0%        34.7%        35.3%        36.2%        36.8%        37.6%        38.9%
                                   --------     --------     --------     --------     --------     --------     --------

 OTHER REVENUE                        1,724        2,693        3,952        4,922        6,554        8,643       11,033
                                   --------     --------     --------     --------     --------     --------     --------
     % Total Revenues                   9.4%        10.8%        12.7%        12.5%        12.8%        13.1%        13.2%
                                   --------     --------     --------     --------     --------     --------     --------
        TOTAL REVENUES               18,347       24,962       31,190       39,529       51,097       65,946       83,357
                                   --------     --------     --------     --------     --------     --------     --------
     % Growth                                       36.1%        25.0%        26.7%        29.3%        29.1%        26.4%

See Notes and Assumptions

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

INTERLINQ SUMMARY FINANCIAL STATEMENTS
Surviving Corporation Pro Forma Income Statements (Continued)
    (Thousands Except Per Share Data)

                                 ACTUAL                     PROJECTIONS FOR FISCAL YEARS ENDING JUNE 30,
                                 JUNE 30      -----------------------------------------------------------------------------
                                 1998(1)          1999          2000          2001          2002          2003         2004
                                --------      --------      --------      --------      --------      --------      -------
COST OF REVENUE

    Software License Fees          1,778         2,127         2,405         2,606         2,815         2,910        2,994

    Software Support Fees          2,445         3,032         3,854         5,015         6,589         8,689       11,348

    Cost of Other Revenue            859         1,379         2,060         2,595         3,478         4,612        5,923
                                --------      --------      --------      --------      --------      --------      -------
TOTAL COST OF REVENUES             5,082         6,538         8,318        10,216        12,882        16,211       20,265
                                --------      --------      --------      --------      --------      --------      -------
GROSS PROFIT                    $ 13,264      $ 18,424      $ 22,873      $ 29,314      $ 38,215      $ 49,735      $63,091
                                --------      --------      --------      --------      --------      --------      -------
        % of Sales                  72.3%         73.8%         73.3%         74.2%         74.8%         75.4%        75.7%
OPERATING EXPENSES
    PRODUCT DEVELOPMENT            1,609         3,249         3,233         3,717         4,321         5,314        5,851
                                                                          --------      --------      --------      -------
        % of Sales                   8.8%         13.0%         10.4%          9.4%          8.5%          8.1%         7.0%

    SALES & MARKETING              5,674         6,240         8,421        10,673        13,796        17,805       22,506
        % of Sales                  30.9%         25.0%         27.0%         27.0%         27.0%         27.0%        27.0%

    GENERAL & ADMINISTRATIVE       3,754         4,493         5,614         6,720         8,687        10,551       13,337
        % of Sales                  20.5%         18.0%         18.0%         17.0%         17.0%         16.0%        16.0%
                                --------      --------      --------      --------      --------      --------      -------
TOTAL OPERATING EXPENSES          11,038        13,983        17,269        21,110        26,804        33,671       41,695
                                --------      --------      --------      --------      --------      --------      -------
OPERATING INCOME - EBIT         $  2,226      $  4,441      $  5,604      $  8,204      $ 11,411      $ 16,064      $21,397
                                --------      --------      --------      --------      --------      --------      -------
        % of Sales                  12.1%         17.8%         18.0%         20.8%         22.3%         24.4%        25.7%
        % Growth                                  26.7%         23.5%         22.2%         27.0%         25.6%        23.8%
OTHER INCOME (EXPENSE)
    Interest Expense                 (21)         (523)       (1,809)       (1,397)         (774)         (198)           0
    Interest Income                  766           183           183           183           183           578        1,386
                                --------      --------      --------      --------      --------      --------      -------
    Earnings Before Taxes       $  2,971      $  4,101      $  3,978      $  6,990      $ 10,820      $ 16,444      $22,783
    Tax Provision                    907         1,394         1,352         2,377         3,679         5,591        7,746
        Effective Tax Rate          30.5%         34.0%         34.0%         34.0%         34.0%         34.0%        34.0%
                                --------      --------      --------      --------      --------      --------      -------
    NET INCOME                  $  2,065      $  2,707      $  2,625      $  4,614      $  7,141      $ 10,853      $15,037
                                ========      ========      ========      ========      ========      ========      =======
        % of Sales                  11.3%         10.8%          8.4%         11.7%         14.0%         16.5%        18.0%

NOTES:

      See Notes and Assumptions

(1)   Excludes effects of non-recurring charge for acquired in-process R&D.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

INTERLINQ SUMMARY FINANCIAL STATEMENTS

Surviving Corporation Pro Forma Cash Flow Statements
    (Thousands Except Per Share Data)

                                          ACTUAL                   PROJECTIONS FOR FISCAL YEARS ENDING JUNE 30,
                                          JUNE 30      -------------------------------------------------------------------------
                                            1998         1999         2000         2001         2002         2003         2004
                                          --------     --------     --------     --------     --------     --------     --------
NET INCOME                                $  2,065     $  2,707     $  2,625     $  4,614     $  7,141     $ 10,853     $ 15,037

Depreciation                                 1,095        1,153        1,002        1,055        1,045        1,123        1,279

Amortiz. of Caplzd Software Costs            1,559        2,127        2,405        2,606        2,815        2,910        2,994
    % of Cap Software Costs                   84.5%        84.6%        89.3%        87.1%        82.9%        94.6%        92.7%
Write-Offs                                       0            0            0            0            0            0            0
Deferred Income Tax Benefit                    (39)           0            0            0            0            0            0
Tax Benefit from Xrcise of Options              14            0            0            0            0            0            0

Changes in Non-Cash Work Capital               398          251          623          834        1,157        1,485        1,741
     % of change in Sales                    -2.2%        -3.8%       -10.0%       -10.0%       -10.0%       -10.0%       -10.0%
Capital Expenditures                          (572)      (1,300)        (624)      (1,186)      (1,022)      (1,319)      (1,667)
     % of Sales                                3.1%         5.2%         2.0%         3.0%         2.0%         2.0%         2.0%
Capitalized Software Costs                  (1,846)      (2,514)      (2,693)      (2,993)      (3,397)      (3,078)      (3,229)
     % of Sales                               10.1%        10.1%         8.6%         7.6%         6.6%         4.7%         3.9%
                                          --------     --------     --------     --------     --------     --------     --------
CF AVAILABLE FOR PRINCIPAL DEBT SERVICE   $  2,674     $  2,425     $  3,338     $  4,929     $  7,740     $ 11,975     $ 16,155
                                          ========     ========     ========     ========     ========     ========     ========
    % of Sales                                14.6%         9.7%        10.7%        12.5%        15.1%        18.2%        19.4%

    See Notes and Assumptions

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

INTERLINQ SUMMARY FINANCIAL STATEMENTS

Surviving Corporation Pro Forma Capital Structure
    (Thousands Except Per Share Data)

                                                              Projections for Fiscal Years ending June 30,
                                           -------------------------------------------------------------------------------
                                             1999          2000          2001          2002          2003          2004
                                           ---------     ---------     ---------     ---------     ---------     ---------
SUBORDINATED DEBT
    Beginning Balance                       10,000.0       7,575.4       4,237.5           0.0           0.0           0.0
    Mandatory Retirements                        0.0           0.0           0.0           0.0           0.0           0.0
    Cash Sweep                              (2,424.6)     (3,337.9)     (4,237.5)          0.0           0.0           0.0
                                           ---------     ---------     ---------     ---------     ---------     ---------
    Ending Balance                           7,575.4       4,237.5           0.0           0.0           0.0           0.0

SENIOR DEBT
    Beginning Balance                       12,500.0      12,500.0      12,500.0      11,808.3       4,068.2           0.0
    Mandatory Retirements                        0.0           0.0           0.0           0.0           0.0           0.0
    Cash Sweep                                   0.0          (0.0)       (691.7)     (7,740.1)     (4,068.2)          0.0
                                           ---------     ---------     ---------     ---------     ---------     ---------
    Ending Balance                          12,500.0      12,500.0      11,808.3       4,068.2           0.0           0.0

INTEREST EXPENSE
    Sub Debt                       10.0%       219.1         590.6         211.9           0.0           0.0           0.0
    Senior Debt                     9.8%       303.9       1,218.8       1,185.0         774.0         198.3           0.0
                                           ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST EXPENSE                     $   522.9     $ 1,809.4     $ 1,396.9     $   774.0     $   198.3     $     0.0
                                           =========     =========     =========     =========     =========     =========

TOTAL DEBT                   $      0.0    $20,075.4     $16,737.5     $11,808.3     $ 4,068.2     $     0.0     $     0.0
                             ==========    =========     =========     =========     =========     =========     =========
CASH & EQUIVALENTS
    AND INVESTMENTS          $ 13,907.7    $ 3,660.0     $ 3,660.0     $ 3,660.0     $ 3,660.0     $11,566.7     $27,721.4
                             ==========    =========     =========     =========     =========     =========     =========

See Notes and Assumptions
                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

INTERLINQ CORPORATION
Quarterly Standalone Income Statements
($000, Except Per Share Data)

                                                                   Quarter Ending
                                                              ------------------------
                                                 9/30/97(A)   12/31/97(A)    3/31/98(A)    6/30/98(A)    9/30/98(A)
                                                 ----------   -----------    ----------    ----------    ---------
Software License Revenues                        $ 1,546.2     $ 2,153.4     $ 2,616.4     $ 3,330.9     $ 3,347.1
Software Support Revenues                        $ 1,693.6     $ 1,734.4     $ 1,753.1     $ 1,794.9     $ 1,981.3
Other Revenues                                   $   402.1     $   480.8     $   417.5     $   423.2     $   479.7
                                                 ---------     ---------     ---------     ---------     ---------
TOTAL REVENUES                                   $ 3,641.8     $ 4,368.6     $ 4,787.0     $ 5,549.0     $ 5,808.1

Software License Costs                           $   416.9     $   398.3     $   460.5     $   502.5     $   539.8
Software Support Costs                           $   522.6     $   604.5     $   661.8     $   656.1     $   638.8
Other Costs                                      $   243.6     $   207.9     $   209.3     $   198.5     $   262.3
                                                 ---------     ---------     ---------     ---------     ---------
Cost of Sales                                    $ 1,183.0     $ 1,210.7     $ 1,331.7     $ 1,357.1     $ 1,440.9

GROSS PROFIT                                     $ 2,458.8     $ 3,157.9     $ 3,455.3     $ 4,191.9     $ 4,367.2
Gross Margin                                          67.5%         72.3%         72.2%         75.5%         75.2%

Operating Expenses
      Product Development                        $   323.5     $   450.7     $   387.7     $   447.0     $   839.0
      Sales and Marketing                        $ 1,201.1     $ 1,377.1     $ 1,440.2     $ 1,656.2     $ 1,448.6
      General and Administrative                 $   769.0     $   947.8     $   979.6     $ 1,057.9     $ 1,155.2
                                                 ---------     ---------     ---------     ---------     ---------
TOTAL OPERATING EXPENSES                         $ 2,293.5     $ 2,775.6     $ 2,807.4     $ 3,161.0     $ 3,442.9

OPERATING INCOME                                 $   165.3     $   382.3     $   647.9     $ 1,030.8     $   924.3
Operating Margin                                       4.5%          8.8%         13.5%         18.6%         15.9%

Net Interest and Other Income                    $   191.8     $   183.7     $   176.4     $   193.0     $   154.5

Pretax Income                                    $   357.1     $   566.0     $   824.3     $ 1,223.8     $ 1,078.8
Pretax Margin                                          9.8%         13.0%         17.2%         22.1%         18.6%

Taxes                                            $   147.9     $   209.4     $   304.0     $   479.0     $   372.2
Effective Tax Rate                                    41.4%         37.0%         36.9%         39.1%         32.0%

Net Income                                       $   209.2     $   356.6     $   520.3     $   744.7     $   706.6
                                                 =========     =========     =========     =========     =========
Net Margin                                             5.7%          8.2%         10.9%         13.4%         12.2%

Diluted Shares Outstanding                         5,494.7       5,345.3       5,287.9       5,375.0       5,564.7
Earnings Per Share                               $    0.04     $    0.07     $    0.10     $    0.14     $    0.13
                                                 ---------     ---------     ---------     ---------     ---------
Software License Revenue/Total Revenue                42.5%         49.3%         54.7%         60.0%         57.6%
Software Support Revenue/Total Revenue                46.5%         39.7%         36.6%         32.3%         34.1%
Other Revenue/Total Revenue                           11.0%         11.0%          8.7%          7.6%          8.3%
Total Cost of Sales/Revenue                           32.5%         27.7%         27.8%         24.5%         24.8%
Software  License Cost of Sales/Total Revenue         11.4%          9.1%          9.6%          9.1%          9.3%
Software Support Cost of Sales/Total Revenue          14.3%         13.8%         13.8%         11.8%         11.0%
Other Cost of Sales/Total Revenue                      6.7%          4.8%          4.4%          3.6%          4.5%
R&D/Revenue                                            8.9%         10.3%          8.1%          8.1%         14.4%
S&M/Revenue                                           33.0%         31.5%         30.1%         29.8%         24.9%
G&A/Revenue                                           21.1%         21.7%         20.5%         19.1%         19.9%
                                                 ---------     ---------     ---------     ---------     ---------

                                                 TTM Total
                                                9/30/1998(A)   12/31/98(P)    3/31/99(P)    6/30/99(P)   9/30/99(P)
                                                ------------   -----------   -----------   -----------   ----------
Software License Revenues                        $ 11,447.8     $ 3,494.3     $ 3,348.3     $ 3,415.3     $3,732.44
Software Support Revenues                        $  7,263.6     $ 1,993.5     $ 2,344.6     $ 2,344.6     $2,532.30
Other Revenues                                   $  1,801.2     $   481.2     $   866.1     $   866.1     $  908.96
                                                 ----------     ---------     ---------     ---------     ---------
TOTAL REVENUES                                   $ 20,512.6     $5,969.00       6,559.0       6,625.9     $7,173.70

Software License Costs                           $  1,901.2     $   546.8     $   515.0     $   525.3     $  553.15
Software Support Costs                           $  2,561.3     $   741.2     $   826.0     $   826.0     $  886.42
Other Costs                                      $    878.0     $   265.7     $   425.5     $   425.5     $  473.80
                                                 ----------     ---------     ---------     ---------     ---------
Cost of Sales                                    $  5,340.4     $ 1,553.7       1,766.6       1,776.9     $ 1,913.4

GROSS PROFIT                                     $ 15,172.2     $ 4,415.3     $ 4,792.4     $ 4,849.1     $ 5,260.3
Gross Margin                                           74.0%         74.0%         73.1%         73.2%         73.3%

Operating Expenses
      Product Development                        $  2,124.4     $   825.2     $   784.5     $   800.2     $  743.59
      Sales and Marketing                        $  5,922.0     $ 1,465.7     $ 1,662.8     $ 1,662.8     $1,936.83
      General and Administrative                 $  4,140.5     $ 1,172.4     $ 1,082.7     $ 1,082.7     $1,291.22
                                                 ----------     ---------     ---------     ---------     ---------
TOTAL OPERATING EXPENSES                         $ 12,186.9     $ 3,463.3     $ 3,530.1     $ 3,545.8     $ 3,971.6

OPERATING INCOME                                 $  2,985.3     $   952.0     $ 1,262.4     $ 1,303.3     $ 1,288.7
Operating Margin                                       14.6%         15.9%         19.2%         19.7%         18.0%

Net Interest and Other Income                    $    707.6     $   31.83     $    31.8     $    31.8     $   57.50

Pretax Income                                    $  3,692.9     $   983.8     $ 1,294.2     $ 1,335.2     $ 1,346.2
Pretax Margin                                          18.0%         16.5%         19.7%         20.2%         18.8%

Taxes                                            $  1,364.6     $  334.50     $  440.02     $  453.95     $  457.70
Effective Tax Rate                                     37.0%         34.0%         34.0%         34.0%         34.0%

Net Income                                       $  2,328.3     $   649.3     $   854.2     $   881.2     $   888.5
                                                 ==========     =========     =========     =========     =========
Net Margin                                             11.4%         10.9%         13.0%         13.3%         12.4%

Diluted Shares Outstanding                          5,564.7       5,430.0       5,330.0       5,230.0       5,130.0
Earnings Per Share                               $     0.42     $    0.12     $    0.16     $    0.17     $    0.17
                                                 ----------     ---------     ---------     ---------     ---------
Software License Revenue/Total Revenue                 55.8%         58.5%         51.0%         51.5%         52.0%
Software Support Revenue/Total Revenue                 35.4%         33.4%         35.7%         35.4%         35.3%
Other Revenue/Total Revenue                             8.8%          8.1%         13.2%         13.1%         12.7%
Total Cost of Sales/Revenue                            26.0%         26.0%         26.9%         26.8%         26.7%
Software  License Cost of Sales/Total Revenue           9.3%          9.2%          7.9%          7.9%          7.7%
Software Support Cost of Sales/Total Revenue           12.5%         12.4%         12.6%         12.5%         12.4%
Other Cost of Sales/Total Revenue                       4.3%          4.5%          6.5%          6.4%          6.6%
R&D/Revenue                                            10.4%         13.8%         12.0%         12.1%         10.4%
S&M/Revenue                                            28.9%         24.6%         25.4%         25.1%         27.0%
G&A/Revenue                                            20.2%         19.6%         16.5%         16.3%         18.0%
                                                 ----------     ---------     ---------     ---------     ---------

                                                12/31/99(P)    3/31/00(P)    6/30/00(P)
                                                ----------     ---------     ---------
Software License Revenues                        $3,894.72     $4,219.28     $4,381.56
Software Support Revenues                        $2,642.40     $2,862.60     $2,972.70
Other Revenues                                   $  948.48     $1,027.52     $1,067.04
                                                 ---------     ---------     ---------
TOTAL REVENUES                                   $7,485.60     $8,109.40     $8,421.30

Software License Costs                           $  577.20     $  625.30     $  649.35
Software Support Costs                           $  924.96     $1,002.04     $1,040.58
Other Costs                                      $  494.40     $  535.60     $  556.20
                                                 ---------     ---------     ---------
Cost of Sales                                    $ 1,996.6     $ 2,162.9     $ 2,246.1

GROSS PROFIT                                     $ 5,489.0     $ 5,946.5     $ 6,175.2
Gross Margin                                          73.3%         73.3%         73.3%

Operating Expenses
      Product Development                        $  775.92     $  840.58     $  872.91
      Sales and Marketing                        $2,021.04     $2,189.46     $2,273.67
      General and Administrative                 $1,347.36     $1,459.64     $1,515.78
                                                 ---------     ---------     ---------
TOTAL OPERATING EXPENSES                         $ 4,144.3     $ 4,489.7     $ 4,662.4

OPERATING INCOME                                 $ 1,344.7     $ 1,456.8     $ 1,512.8
Operating Margin                                      18.0%         18.0%         18.0%

Net Interest and Other Income                    $   60.00     $   65.00     $   67.50

Pretax Income                                    $ 1,404.7     $ 1,521.8     $ 1,580.3
Pretax Margin                                         18.8%         18.8%         18.8%

Taxes                                            $  477.60     $  517.41     $  537.31
Effective Tax Rate                                    34.0%         34.0%         34.0%

Net Income                                       $   927.1     $ 1,004.4     $ 1,043.0
                                                 =========     =========     =========
Net Margin                                            12.4%         12.4%         12.4%

Diluted Shares Outstanding                         5,030.0       4,930.0       4,955.0
Earnings Per Share                               $    0.18     $    0.20     $    0.21
                                                 ---------     ---------     ---------
Software License Revenue/Total Revenue                52.0%         52.0%         52.0%
Software Support Revenue/Total Revenue                35.3%         35.3%         35.3%
Other Revenue/Total Revenue                           12.7%         12.7%         12.7%
Total Cost of Sales/Revenue                           26.7%         26.7%         26.7%
Software  License Cost of Sales/Total Revenue          7.7%          7.7%          7.7%
Software Support Cost of Sales/Total Revenue          12.4%         12.4%         12.4%
Other Cost of Sales/Total Revenue                      6.6%          6.6%          6.6%
R&D/Revenue                                           10.4%         10.4%         10.4%
S&M/Revenue                                           27.0%         27.0%         27.0%
G&A/Revenue                                           18.0%         18.0%         18.0%
                                                 ---------     ---------     ---------

NOTES:

      Excludes non-recurring charges and gains.

      Projections per Interlinq management.
                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

INTERLINQ CORPORATION

Annual Standalone Income Statements
($ 000, Except Per Share Data)

                                          FY Total        FY Total       FY Total       FY Total       CY Total       CY Total
                                         6/30/1997(A)     1998(A)        1999(P)         2000(P)        1998(P)        1999(P)
                                         ------------    ----------     ----------     ----------     ----------     ----------
Software License Revenues                 $  7,055.5     $  9,646.8     $ 13,605.0     $ 16,228.0     $ 12,788.7     $ 14,390.8
Software Support Revenues                 $  6,072.5     $  6,976.0     $  8,664.0     $ 11,010.0     $  7,522.8     $  9,863.9
Other Revenues                            $  1,239.0     $  1,723.6     $  2,693.0     $  3,952.0     $  1,801.6     $  3,589.6
                                          ----------     ----------     ----------     ----------     ----------     ----------
TOTAL REVENUES                            $ 14,367.0     $ 18,346.4     $ 24,962.0     $ 31,190.0     $ 22,113.0     $ 27,844.2

Software License Costs                    $  1,499.6     $  1,778.3     $  2,127.0     $  2,405.0     $  2,049.7     $  2,170.7
Software Support Costs                    $  1,856.5     $  2,445.0     $  3,032.0     $  3,854.0     $  2,697.9     $  3,463.4
Other Costs                               $    682.7     $    859.3     $  1,379.0     $  2,060.0     $    935.8     $  1,819.2
                                          ----------     ----------     ----------     ----------     ----------     ----------
Cost of Sales                             $  4,038.8     $  5,082.6     $  6,538.0     $  8,319.0     $  5,683.4     $  7,453.3

Gross Profit                              $ 10,328.2     $ 13,263.8     $ 18,424.0     $ 22,871.0     $ 16,429.6     $ 20,390.9
Gross Margin                                    71.9%          72.3%          73.8%          73.3%          74.3%          73.2%

Operating Expenses
     Product Development                  $  2,147.5     $  1,608.8     $  3,249.0     $  3,233.0     $  2,498.9     $  3,104.3
     Sales and Marketing                  $  4,011.4     $  5,674.5     $  6,240.0     $  8,421.0     $  6,010.6     $  7,283.5
     General and Administrative           $  3,151.8     $  3,754.2     $  4,493.0     $  5,614.0     $  4,365.1     $  4,804.0
                                          ----------     ----------     ----------     ----------     ----------     ----------
TOTAL OPERATING EXPENSES                  $  9,310.7     $ 11,037.5     $ 13,982.0     $ 17,268.0     $ 12,874.6     $ 15,191.8

Operating Income                          $  1,017.5     $  2,226.3     $  4,442.0     $  5,603.0     $  3,555.1     $  5,199.1
Operating Margin                                 7.1%          12.1%          17.8%          18.0%          16.1%          18.7%

Net Interest and Other Income             $    719.3     $    744.9     $    250.0     $    250.0     $    555.7     $    181.2

Pretax Income                             $  1,736.8     $  2,971.2     $  4,692.0     $  5,853.0     $  4,110.8     $  5,380.3
Pretax Margin                                   12.1%          16.2%          18.8%          18.8%          18.6%          19.3%

Taxes                                     $    626.9     $  1,140.3     $  1,595.0     $  1,990.0     $ 1,397.66     $ 1,829.29
Effective Tax Rate                              36.1%          38.4%          34.0%          34.0%          34.0%          34.0%

Net Income                                $  1,109.9     $  1,830.9     $  3,097.0     $  3,863.0     $  2,713.1     $  3,551.0
                                          ==========     ==========     ==========     ==========     ==========     ==========
Net Margin                                       7.7%          10.0%          12.4%          12.4%          12.3%          12.8%

Diluted Shares Outstanding                   5,841.8        5,375.7        5,388.7        5,011.3        5,414.4        5,180.0
Earnings Per Share                        $     0.19     $     0.34     $     0.57     $     0.77     $     0.50     $     0.69
                                          ----------     ----------     ----------     ----------     ----------     ----------

Y/Y Revenue Growth                               9.7%          27.7%          36.1%          24.9%          25.9%
Software License Revenue/Total Revenue          49.1%          52.6%          54.5%          52.0%          57.8%          51.7%
Software Support Revenue/Total Revenue          42.3%          38.0%          34.7%          35.3%          34.0%          35.4%
Other Revenue/Total Revenue                      8.6%           9.4%          10.8%          12.7%           8.1%          12.9%
Total Cost of Sales/Revenue                     28.1%          27.7%          26.2%          26.7%          25.7%          26.8%
Software License Cost of Sales/Total
  Revenue                                       10.4%           9.7%           8.5%           7.7%           9.3%           7.8%
Software Support Cost of Sales/Total
  Revenue                                       12.9%          13.3%          12.1%          12.4%          12.2%          12.4%
Other Cost of Sales/Total Revenue                4.8%           4.7%           5.5%           6.6%           4.2%           6.5%
R&D/Revenue                                     14.9%           8.8%          13.0%          10.4%          11.3%          11.1%
S&M/Revenue                                     27.9%          30.9%          25.0%          27.0%          27.2%          26.2%
G&A/Revenue                                     21.9%          20.5%          18.0%          18.0%          19.7%          17.3%

NOTES:

     Excludes non-recurring charges and gains.

     Projections per Interlinq management.

     Diluted shares outstanding estimates per management.


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                                    Page 27

                                                                    CONFIDENTIAL

DISCOUNT RATE CALCULATION
Cost of Equity Assuming Consummation of Merger

($ Thousands Except Per Share Data)

                                                            EQUITY
                                             LEVERED         MARKET         TOTAL       DEBT/      UNLEVERED
PUBLIC COMPANY COMPARABLES                   BETA(1)     CAPITALIZATION      DEBT       VALUE        BETA(2)
---------------------------------------      -------     --------------     ------      -----      ---------
Sanchez Computer Associates, Inc [SCAI]       1.690         $267,142        $  391       0.1%        1.688
Advent Software, Inc [ADVS]                   1.380          382,249        $    0       0.0%        1.380
SS&C Technologies, Inc [SSNC]                 1.120          162,699        $  777       0.5%        1.115
FDP Corporation [FDPC]                        0.640           67,348        $    0       0.0%        0.640
Carreker-Antinori, Inc [CANI]                 2.320           92,523        $    0       0.0%        2.320
CFI ProServices, Inc [PROI]                   0.340           56,617        $6,018       9.6%        0.307
Mean                                          1.248                                                  1.242
High                                          2.320                                                  2.320
                                              -----                                                  -----
MEDIAN                                        1.250                                                  1.247
                                              -----                                                  -----
Low                                           0.340                                                  0.307
                                              =====                                                  =====


                              UNLEVERED       EQUITY      TOTAL        DEBT/     LEVERED
TARGET COMPANY                 BETA(2)        VALUE(3)    DEBT(4)      VALUE     BETA(2)
-------------------           ---------       --------    -------      -----     -------
Interlinq                       1.247         $25,468     $22,500      46.9%      2.349

Market Risk Premium(5):                                                     7.50%
Risk Free Rate(6):                                                          4.63%
Cost of Equity:           (Risk Free Rate + (Levered Beta * Market Risk Premium))
                                                                           -----
INTERLINQ COST OF EQUITY                                                   22.25%
                                                                           -----

NOTES

(1)   Levered Beta from Zachs Research.

(2) Unlevered Beta = Levered Beta * (Equity Market Capitalization/(Debt + Equity Market Capitalization)).

(3) Equity value implied by $9.25 per share offer and proposed terms and structure.

(4)   Total Debt implied by target capitalization structure.

(5) Source: Ibbotson Associates, Inc., Stocks, Bonds, Bills, and Inflation 1997 Yearbook, Ibbotson and Associates, Chicago, 1997.

(6)   Yield on 10 Year U.S. Treasury Bond.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

DISCOUNT RATE CALCULATION

Weighted Average Cost of Capital (WACC) Used for Stand-Alone Present Value of Future Share Price Analysis

($ Thousands Except Per Share Data)


                  UNLEVERED      EQUITY       TOTAL      DEBT/       LEVERED
TARGET COMPANY     BETA(1)       VALUE(2)     DEBT       VALUE       BETA(1)
--------------    ---------      -------      -----      -----       -------
Interlinq           1.247        $53,173       $0         0.0%       1.247

Market Risk Premium(3):                                                     7.50%
Risk Free Rate(4):                                                          4.63%
Cost of Equity:           (Risk Free Rate + (Levered Beta * Market Risk Premium))
                                                                           -----
INTERLINQ COST OF EQUITY                                                   13.99%
                                                                           -----

WACC:                [Debt/(Debt + Equity)*Cost of Debt*(1-Tax Rate)]+[(Equity/(Debt+Equity)*Cost of Equity]
                                                                                                      -----
INTERLINQ WACC                                                                                        13.99%
                                                                                                      -----

NOTES:

(1) Unlevered Beta = Levered Beta * (Equity Market Capitalization/(Debt + Equity Market Capitalization)), based on Interlinq's Public Company Comparables.

(2)   Equity Value equals $53.2 MM (value implied by $9.25 per share offer).

(3) Source: Ibbotson Associates, Inc., Stocks, Bonds, Bills, and Inflation 1997 Yearbook, Ibbotson and Associates, Chicago, 1997.

(4)   Yield on 10 Year U.S. Treasury Bond.

                                                             BROADVIEW INT'L LLC

                                                                    CONFIDENTIAL

INTERLINQ PRE-MERGER CAPITALIZATION
Aggregate Option Data

(Thousands, Except Per Share Data)

SUMMARY

   Purchase Price Per Share:                                              $ 9.25
   Common Shares Outstanding as of 12/22/98(1):                            5,126
   Common Equivalents:                                                       622
   Total Shares to be Acquired:                                            5,748

OPTION TABLE(2)

                              Cash Paid
      Strike      Number of   By Option    Shares       Shares        Net
      Price       Options      Holders     Issued     Repurchased   Dilution
      ------      ---------  ----------   -------     -----------   --------
      $7.500          3.5         26.3        3.5          2.8         0.7
      $7.380          1.0          7.3        1.0          0.8         0.2
      $7.000         14.2         99.1       14.2         10.7         3.4
      $6.940          9.3         64.2        9.3          6.9         2.3
      $6.560          5.0         32.8        5.0          3.5         1.5
      $6.130        122.5        750.9      122.5         81.2        41.3
      $5.840        156.0        910.9      156.0         98.5        57.5
      $5.810         11.3         65.7       11.3          7.1         4.2
      $5.750          1.0          5.8        1.0          0.6         0.4
      $5.060          3.0         15.2        3.0          1.6         1.4
      $5.000          9.0         45.0        9.0          4.9         4.1
      $4.970          1.5          7.5        1.5          0.8         0.7
      $4.630          2.1          9.5        2.1          1.0         1.0
      $4.530        168.3        762.2      168.3         82.4        85.9
      $4.380         17.1         74.9       17.1          8.1         9.0
      $4.030          9.0         36.3        9.0          3.9         5.1
      $3.970         28.5        113.1       28.5         12.2        16.3
      $3.880          0.4          1.4        0.4          0.1         0.2
      $3.560         31.0        110.4       31.0         11.9        19.1
      $3.500        250.0        875.0      250.0         94.6       155.4
      $3.440         91.2        313.7       91.2         33.9        57.3
      $3.310        110.0        364.1      110.0         39.4        70.6
      $3.250          9.0         29.3        9.0          3.2         5.8
      $3.130          1.5          4.7        1.5          0.5         1.0
      $2.500         17.0         42.5       17.0          4.6        12.4
      $0.500         64.1         32.1       64.1          3.5        60.6
      $0.150          4.1          0.6        4.1          0.1         4.1
      $0.100          0.8          0.1        0.8          0.0         0.7
                  -------      -------    -------        -----       -----
                  1,141.5      4,803.9    1,141.5        519.3       622.2
                                                                     -----
   NET DILUTION FROM ALL OPTIONS                                     622.2
                                                                     =====

NOTES:

(1)   Common Shares Outstanding as December 28, 1998 per management figures.

(2) Option data provided by Interlinq management on December 15, 1998; Options cancelled per management figures.

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                                    Page 30

                                                                    CONFIDENTIAL

INTERLINQ PRE-MERGER CAPITALIZATION

Option Data Less Management Options Cancelled(1)

(Thousands, Except Per Share Data)


SUMMARY

   Purchase Price Per Share:                                           $ 9.25
   Common Shares Outstanding as of 12/22/98(2):                         5,126
   Common Equivalents:                                                    568

   Total Shares to be Acquired:                                         5,694

OPTION TABLE(3)

                   Number     Cash Paid
      Strike         of       By Option     Shares         Shares         Net
      Price        Options     Holders      Issued       Repurchased    Dilution
      ------       -------    ---------     ------       -----------    --------
      $8.380          0.5          3.8        0.5             0.4         0.0
      $7.500          3.5         26.3        3.5             2.8         0.7
      $7.380          1.0          7.3        1.0             0.8         0.2
      $7.000         13.2         92.1       13.2            10.0         3.2
      $6.940          9.3         64.2        9.3             6.9         2.3
      $6.560          5.0         32.8        5.0             3.5         1.5
      $6.130         22.5        137.9       22.5            14.9         7.6
      $5.840        126.0        735.7      126.0            79.5        46.4
      $5.810         11.3         65.7       11.3             7.1         4.2
      $5.750          1.0          5.8        1.0             0.6         0.4
      $5.060          3.0         15.2        3.0             1.6         1.4
      $5.000          9.0         45.0        9.0             4.9         4.1
      $4.970          1.5          7.5        1.5             0.8         0.7
      $4.630          2.1          9.5        2.1             1.0         1.0
      $4.530        149.6        677.8      149.6            73.3        76.3
      $4.380         17.1         74.9       17.1             8.1         9.0
      $4.030          9.0         36.3        9.0             3.9         5.1
      $3.970         28.5        113.1       28.5            12.2        16.3
      $3.880          0.4          1.4        0.4             0.1         0.2
      $3.560         31.0        110.4       31.0            11.9        19.1
      $3.500        250.0        875.0      250.0            94.6       155.4
      $3.440         91.2        313.7       91.2            33.9        57.3
      $3.310        110.0        364.1      110.0            39.4        70.6
      $3.250          9.0         29.3        9.0             3.2         5.8
      $3.130          1.5          4.7        1.5             0.5         1.0
      $2.500         17.0         42.5       17.0             4.6        12.4
      $0.500         64.1         32.1       64.1             3.5        60.6
      $0.150          4.1          0.6        4.1             0.1         4.1
      $0.100          0.8          0.1        0.8             0.0         0.7
                    -----      -------      -----           -----       -----
                    991.9      3,924.3      991.9           424.2       567.6
                                                                        -----
   NET DILUTION FROM ALL OPTIONS                                        567.6
                                                                        =====

NOTES:

(1)   Per management as of December 28, 1998.

(2)   Common Shares Outstanding as December 28, 1998 per management figures.

(3)   Option data provided by Interlinq management on December 15, 1998.


                                                             BROADVIEW INT'L LLC

                                    Page 31